UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

Aspen Technology, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

October 28, 2022
Dear Fellow Stockholder:
Fiscal year 2022 was an excellent year for Aspen Technology. Our mission to help customers address the dual challenge of meeting the increasing resource demand from a rapidly growing population in a profitable and sustainable manner resonated with customers and the market at large. We believe AspenTech is uniquely positioned to help customers in capital intensive industries digitalize their operations to achieve this goal.

The completion of our strategic transaction and enhanced partnership with Emerson Electric Co. this past May was transformative for AspenTech. As part of that transaction, Emerson acquired a controlling interest in our Company by contributing cash and complementary software businesses, allowing us to expand into digital grid management and subsurface engineering and simulation markets. As expected, this transaction enhances the competitiveness of the Company by positioning AspenTech as a leader across more markets, providing enhanced balance sheet support, and a strong position to benefit from the investment trends that will drive sustainability for many years to come. We believe the transaction will further advance our global position in industrial software through even greater scale, capabilities and technologies, and by creating new opportunities to provide transformative value in sustainability while expanding our product offerings in new and existing end-markets.

This past year also saw AspenTech make significant progress on our ESG commitments. We are benchmarking our global carbon footprint as the basis for developing and implementing strategies to drive our environmental sustainability programs. We have also invested both resources and management focus into building a diverse and inclusive workforce and remained committed to good corporate governance, adhering to strict standards of business ethics and rigorously protecting the interests of our shareholders. At a leadership level, we have continued to devote significant energies to driving a culture of operational excellence with embedded sustainable business practices in all our processes.

Lastly, I would be remiss if I were not to acknowledge our employees. They are the engine that makes AspenTech work, and it is their exceptional dedication that has allowed our core business to thrive through a period of unprecedented uncertainty in recent years. Their passion is what sets AspenTech apart. Our culture is rooted in diversity, integrity and collaboration, which represent only a few of the values we all live every day.

This year’s Annual Meeting of Stockholders will be held on Thursday, December 15, 2022, at 9:00 a.m. Eastern time at Goodwin Procter LLP, 100 Northern Avenue, Boston, Massachusetts. During the Annual Meeting, stockholders will be asked to elect our directors and to ratify the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2023. We will also ask stockholders to approve, on an advisory basis, our fiscal 2022 executive compensation as disclosed in the enclosed Proxy Statement as well as the preferred frequency of stockholder advisory votes on the compensation of the Company’s named executive officers

Each of the annual meeting proposals is important, and we recommend you vote in favor of the election of each of them. We urge you to complete, sign and return your proxy card (if one has been provided), or use telephone or internet voting prior to the Annual Meeting, so that your shares will be represented and voted at the Annual Meeting even if you cannot attend.

As a combined company with more than 3,700 talented employees around the world, we believe the future is incredibly bright for AspenTech. On behalf of the entire Board of Directors and management team, I want to express my gratitude to you, our stockholders, for your continued commitment to our success over so many years.

Sincerely,
Antonio J. Pietri
President and Chief Executive Officer

ASPEN TECHNOLOGY, INC.
20 Crosby Drive
Bedford, Massachusetts 01730

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be Held on December 15, 2022

Dear Stockholder:

We invite you to attend our annual meeting of stockholders (the “annual meeting”), which is being held as follows:

Date: Thursday, December 15, 2022
Time: 9 a.m. Eastern time
Address: Goodwin Procter LLP
100 Northern Avenue
Boston, Massachusetts

At the annual meeting, we will ask you and our other stockholders to:
1.    elect the nominees of the Board, Patrick M. Antkowiak, Robert E. Beauchamp, Thomas F. Bogan, Karen M. Golz, Ram R. Krishnan, Antonio J. Pietri, Arlen R. Shenkman, Jill D. Smith and Robert M. Whelan, Jr., to the Board to hold office until the 2023 Annual Meeting of Stockholders;

2.    ratify the appointment of KPMG LLP (“KPMG”) as our independent registered public accounting firm for fiscal year 2023;

3.    approve, on an advisory basis, the compensation of our named executive officers as identified in the Proxy Statement for the annual meeting (so-called “say on pay” vote); and

4.    approve, on an advisory basis, the preferred frequency of stockholder advisory votes on the compensation of the company’s named executive officers (so-called “say on frequency” vote).

Each of the foregoing proposals is fully set forth in the Proxy Statement, which you are urged to read thoroughly. Stockholders also will be asked to consider any other business properly presented at the annual meeting.
Only stockholders of record at the close of business on October 17, 2022 are entitled to vote at the annual meeting. Subject to certain conditions in accordance with our bylaws, the annual meeting may be adjourned from time to time without notice. The Notice of Internet Availability of Proxy Materials was mailed on or about October 28, 2022.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on December 15, 2022 at Goodwin Procter LLP, 100 Northern Avenue, Boston, Massachusetts:

The Proxy Statement, form of proxy card and the Transition Report on Form 10-KT are available at
www.aspentech.com, as well as at www.proxyvote.com.

Whether or not you expect to attend the annual meeting, please complete, date, sign and return a proxy card, or vote over the telephone or the Internet, as instructed in these materials, as promptly as possible in order to ensure your representation at the annual meeting. Even if you vote by proxy, you may still vote in person if you attend the annual meeting. If your shares are held of record by a broker, bank or other nominee and you wish to vote in person at the annual meeting, you must obtain a proxy issued in your name from the record holder.

By Order of the Board of Directors,

Frederic G. Hammond

Senior Vice President, General Counsel and Secretary
Bedford, Massachusetts
October 28, 2022

PROXY STATEMENT
FOR
ANNUAL MEETING OF STOCKHOLDERS

--------------------------------------------------------------------------------
On May 16, 2022 (the “Closing”), the transactions (the “Emerson Transactions”) contemplated by the Transaction Agreement and Plan of Merger, as amended by Amendment No. 1, dated as of March 23, 2022, and Amendment No. 2, dated as of May 3, 2022, among AspenTech Corporation (formerly known as Aspen Technology, Inc.) (“Heritage AspenTech”), Emerson Electric Co. (“Emerson”), Emerson Worldwide Inc. (“Emerson Worldwide”), us as the Registrant (we were formerly named Emersub CX, Inc. and were renamed Aspen Technology, Inc. in connection with the Emerson Transactions) and Emersub CXI, Inc., as amended (the “Transaction Agreement”) were consummated pursuant to which, among other matters, Emerson and its subsidiaries contributed to Heritage AspenTech shareholders $6,014,000,000 in cash and its Open Systems International, Inc. (“OSI”) business and Geological Simulation Software (“SSE”) business in exchange for 55% of our outstanding common stock on a fully diluted basis. References to Heritage AspenTech refer to our predecessor company prior to the Closing. References to “AspenTech”, “we”, “us” or the “Company” refer to the combined business of Heritage AspenTech, the OSI business and the SSE business following the Closing.
Our board of directors (the “Board”) approved a change in our fiscal year end from September 30 to June 30. Unless otherwise specified below, references to fiscal year 2022 are to the nine-month period ended June 30, 2022 (“fiscal 2022”). References to fiscal years 2021, 2020 and 2019 are to the twelve months ended September 30, 2021, September 30, 2020 and September 30, 2019, respectively. References to the “Board” and any committees thereof refer to the board of directors of AspenTech and its committees following the Closing. References to the “Heritage AspenTech Board” and any committees thereof refer to the board of directors of Heritage AspenTech and its committees prior to the Closing.
Our registered trademarks include AspenTech, aspenONE and Aspen Plus. For convenience, registered trademarks appear in this Proxy Statement without ® symbols, but that practice does not mean that we will not assert, to the fullest extent under applicable law, our rights to the trademarks. All other trademarks, trade names and service marks appearing in this Proxy Statement are the property of their respective owners.

2022 Proxy Summary
This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting.
Annual Meeting of Stockholders

Time and Date	9 a.m. Eastern time on December 15, 2022
Meeting Address	Goodwin Procter LLP 100 Northern Avenue Boston, Massachusetts 02210
Record Date	Close of business on October 17, 2022
Voting	Stockholders will be entitled to one vote at the annual meeting for each outstanding share of common stock, par value $0.0001 per share (“common stock”) they hold of record as of the record date
Outstanding common stock	64,531,573 shares as of the record date
Annual Meeting Agenda

Proposal		Board Recommendation
1	Election of directors ……………………………………………	FOR each nominee
2	Ratification of appointment of independent registered public accounting firm ……………………………………………	FOR
3	Advisory vote on executive compensation……………………………………	FOR
4	Advisory vote on the frequency of advisory votes on executive compensation……………………………………………	FOR ONE YEAR
How to Vote Prior to the Annual Meeting

By mailing your proxy card
Cast your ballot, sign your proxy card and send by free post
Mark, sign and date your proxy card and return it in the postage-paid envelope. Your proxy card must arrive by December 14, 2022.

By telephone
Dial toll-free 24/7
1-800-690-6903
Use a touch-tone telephone to transmit your voting instructions at any time up to 11:59 p.m. Eastern time on December 14, 2022. Follow the instructions on your Notice of Internet Availability of Proxy Materials or proxy card.

By Internet
Visit 24/7
www.proxyvote.com
Use the Internet to transmit your voting instructions at any time up to 11:59 p.m. Eastern time on December 14, 2022. Follow the instructions on your Notice of Internet Availability of Proxy Materials or proxy card.

Letter from the Independent Chair

October 28, 2022

Dear Fellow Stockholders:

Your board is focused on providing responsible oversight of management, representing your long-term interests, advancing growth and generating long-term value for stockholders. We strongly believe that good governance requires continual review and enhancement of our governance structure, board and committee composition, goals, policies and procedures, and we are pleased to share with you the specific actions that your board has taken in the past year.

It’s been a transformative year for Aspen Technology following the completion of the Emerson Transactions in May 2022. As a controlled company under Nasdaq rules, our largest stockholder, Emerson, nominates a majority of the members of our Board and, under Nasdaq rules, we are not required to have a majority of our board be independent, nor are we required to have an independent compensation committee or an independent nominating committee. Despite these exemptions, over 77% of our directors are independent, and we maintain robust and active Human Capital and Nominating and Corporate Governance Committees.

In connection with the Emerson Transactions, we also established new charters for our committees, formed a new M&A Committee tasked with overseeing our strategic transactions, approved a rigorous related party transactions review process, and took other actions to strengthen our corporate governance, including eliminating the staggered board structure utilized by Heritage AspenTech. We also chose to maintain the separation of the board chair and CEO roles, and the appointment of an independent director as board chair. In addition, we broadened the responsibilities of our Human Capital Committee from those of the Heritage AspenTech Compensation Committee to include the review and approval of our human capital management programs and our diversity, equity and inclusion initiatives.

Furthermore, in connection with the Emerson Transactions, we carefully evaluated the composition of our new board to ensure that your board has a diversity of skills and experience with respect to accounting and finance, management and leadership, vision and strategy, business operations, business judgment, industry knowledge and corporate governance. I encourage you to review the “Director Skills and Experience Matrix” included below for more information about the background and skills of our board. As a board, we continually evaluate board composition to effectively oversee and guide management as Aspen Technology continues to grow and change.

Finally, your board believes it has a vital role to play in overseeing and supporting the Company’s environmental, social and governance (ESG) initiatives, which are a key part of the Company’s strategy. Board oversight of ESG matters primarily occurs through the work of our committees, and I encourage to review the summary of our work in the section below entitled “Environmental, Social and Governance Highlights and Oversight.”

We appreciate you taking the time to review this Proxy Statement and our Annual Report, and, on behalf of the entire Board, I join Antonio in thanking you for choosing to invest in Aspen Technology.
Sincerely,

Jill D. Smith

Environmental, Social and Governance Highlights and Oversight
The Board believes environmental, social and governance (“ESG”) initiatives benefit our many different stakeholders and drive long-term value creation. As a software company, we have a relatively modest environmental footprint. However, our solutions help customers make significant strides in enhancing the sustainability of their operations and business models and meeting the dual challenge of satisfying increasing demands for goods and services while reducing energy consumption, greenhouse gas emissions and plastic waste. We believe we are a global leader in helping companies achieve their sustainability goals while enabling them to reach operational excellence. We focus our efforts where we can have the most positive impact on our stakeholders and are committed to effectively govern and manage the ESG risks and opportunities that arise from our business strategy.
Environmental Initiatives
•We apply our knowledge and experience to help our customers achieve resource efficiency, enable energy transition and decarbonization, and accelerate innovation for the circular economy and renewable initiatives. Highlights of our environmental initiatives in the past year include:
•Helping our customers improve resource efficiencies through the use of our software.
•Release of aspenONE v12.2 to provide organizations with more than 50 sustainability models to improve operational efficiencies and work to meet reduced emissions targets.
•Continued participation as a member in the Alliance to End Plastic Waste.
•Industry recognition for our sustainability impact, including Federation of Indian Petroleum Industry 2021 Digital Technology Provider of the Year Award, 2021 Green Supply Chain Award and 2021 Hydrocarbon Processing Awards.
Social Initiatives
We work to attract and retain top talent by aiming to create a diverse and equitable environment for our employees. Building a diverse and inclusive workforce is a pillar of our culture. As we continue to grow, workforce diversity is an indispensable component of this vision, and our diversity, equity and inclusion initiatives are central to fulfilling it. Highlights of our social initiatives in 2022 include:
•Developed Diversity, Equality and Inclusion Pillars and added a value focused on Diversity, Equality & Inclusion into our Corporate Values framework to help drive an inclusive culture that advocates for equal employee opportunities, regardless of race, gender, culture, physical ability or sexual orientation.
•Our Diversity, Equality and Inclusion chapters held multiple inclusive events in fiscal year 2022, engaging our employees through education, innovation and collaboration.
•Partnered with two historically black universities to focus on recruiting.
•Partnered with Pride Connection to promote our brand within the LGBTQ+ and Latinx communities.
•Launching a Sustainability Learning Program that requires employees to participate in and understand the long-term impact that we can have in driving sustainability for our customers.
We are proud of these and our other environmental and social initiatives at our company. Our 2022 Aspen Technology Corporate Responsibility Report can be found on our website.

ESG Oversight
Board oversight of ESG matters primarily occurs through the committees of the Board. A summary of ESG oversight activities by our committees is included below.

Audit Committee	Human Capital Committee	Nominating and Corporate Governance Committee
•Oversees the Company’s policies for risk assessment and management, including ESG related risks.
•Reviews and oversees the implementation of our policies and procedures related to cybersecurity risk assessment and management.

•Periodically reviews the Company’s overall executive officer compensation principles and structure.
•Reviews and assesses risks arising from the Company’s employee compensation policies and practices.
•Periodically reviews the levels of equity ownership of executive officers and whether equity ownership guidelines for executive officers and non-employee directors are appropriate.
•Oversees our human capital anagement, including diversity, equity and inclusion initiatives.
•Periodically reports to the Board on succession planning for the CEO and such other executive officers as the Board may request or the committee determines is appropriate.

•Develop and recommend to the Board a set of corporate governance principles.
•Develops and maintains a director succession plan for the Board.
•Review and consider the Company’s positions on issues of corporate social responsibility that are of interest to the Company’s stakeholders such as social and environmental matters.
•Assists in developing ESG strategy, including reviewing any social responsibility report issued by the Company.
•Considers factors relevant for director nominees, including in light of applicable diversity objectives of the Company.

AspenTech Board Governance Practices

Elections:	Voting standard	Majority of Votes Cast
	Resignation policy	Yes
Chair:	Separate Chair of the Board and CEO	Yes
	Independent Chair of the Board	Yes
Meetings:	Number of Board meetings held in fiscal 2022	13 held by the Heritage AspenTech Board
	Regular executive sessions of independent directors	Yes
	Number of committee meetings held in fiscal 2022	9 held by the Heritage AspenTech Board and 4 held by the AspenTech Board
	Directors attending more than 75% of the meetings of the Board or committees on which they served that were held during the period in which they served in fiscal 2022	All
Director Status:	Stock ownership guidelines for executives and non-employee directors	Yes
	Code of Business Conduct and Ethics for directors, officers and employees	Yes
Oversight:	ESG report	Annual
	Risk oversight by full Board and committees	Yes
	Senior executive succession planning	Yes
	Say on pay vote	Recommending Annual
	Committee authority to retain independent advisors	Yes

Proposal One: Election of Directors
In connection with the Emerson Transactions, the nominees for the Board, other than Robert E. Beauchamp, were elected to the Board at the Closing of the Emerson Transactions.
Pursuant to the Stockholders Agreement (as defined below) entered into at the Closing of the Emerson Transactions, (i) prior to the date that is forty-five days following such time as Emerson owns less than 20% of our outstanding common stock, subject to certain conditions (the “Third Trigger Date”), Emerson has the right to designate a number of director nominees equal to Emerson’s percentage ownership of our common stock outstanding multiplied by the total authorized number of directors currently of the Board, rounded up to the nearest whole person, which number shall not be less than a majority of the Board (until the date that is forty-five days following such time as Emerson owns less than 40% of our outstanding common stock, subject to certain conditions (the “Second Trigger Date”)) and (ii) following the Third Trigger Date, Emerson has the right to designate one director nominee (each person designated by Emerson, an “Emerson Designee”). We are required, pursuant to the Stockholders Agreement, to cause each Emerson Designee to be included in the slate of nominees recommended by the Board for election and to use our best efforts to cause the election of each such Emerson Designee. The Stockholders Agreement also provides that, until the Third Trigger Date, the then-current Chief Executive Officer of the Company, currently Antonio J. Pietri, must be included for nomination at any annual meeting at which directors are elected.
The Board proposes that the following nine directors be elected for a term of one year and until their successors are duly elected and qualified or until such director’s earlier death, resignation or removal: Patrick M. Antkowiak, Robert E. Beauchamp, Thomas F. Bogan, Karen M. Golz, Ram R. Krishnan, Antonio J. Pietri, Arlen R. Shenkman, Jill D. Smith and Robert M. Whelan, Jr. The information set forth in the table below is as of October 17, 2022.

DIRECTOR SKILLS AND EXPERIENCE MATRIX

	Age	Independent	Director Since*	Other Public Boards	C-Suite Leadership	Global Leadership	Technology	Information Technology / Cybersecurity	Commercial / Profit & Loss	Operational	Process Engineering / Manufacturing	Compensation	Compliance / Risk Management	Public Company Corporate Governance	M&A / Business Development	Capital Markets
PATRICK M. ANTKOWIAK	62	•	2022	0	•	•	•	•		•			•
President, CEM Technology Advisors, LLC and former Chief Strategy and Technology Officer and CVP, Northrop Grumman Corporation
ROBERT E. BEAUCHAMP	62	•	2022	0	•	•	•	•	•	•		•	•	•	•	•
Advisor to Chief Executive Officer and General Counsel of BMC Software, Inc. and former President and Chief Executive Officer, BMC Software, Inc.
THOMAS F. BOGAN	71	•	2022	2	•	•	•		•	•		•	•	•	•	•
Retired Vice Chairman, Workday, Inc. and former Executive Vice President of Workday’s Planning Business Unit
KAREN M. GOLZ	68	•	2022 (2021)	2		•			•				•	•		•
Retired Partner and former Global Vice Chair, Japan, Ernst & Young LLP
RAM R. KRISHNAN	51		2022	0	•	•	•		•	•	•			•
EVP & Chief Operating Officer, Emerson Electric Co.
ANTONIO J. PIETRI	57		2022 (2013)	0	•	•	•		•	•	•	•	•	•	•	•
President & Chief Executive Officer, Aspen Technology, Inc.
ARLEN R. SHENKMAN	52	•	2022	1	•	•	•		•			•	•	•	•	•
Former EVP and Chief Financial Officer, Citrix Systems Inc.

JILL D. SMITH	64	•	2022 (2021)	3	•	•	•	•	•	•	•	•	•	•
Retired President and Chief Executive Officer, Allied Minds plc and former Chair, Chief Executive Officer and President of DigitalGlobe Inc.
ROBERT M. WHELAN, JR.	70	•	2022 (2011)	0	•	•				•		•	•	•
Founder of Whelan & Co.

*	For the Heritage AspenTech directors who became members of the Company’s Board of Directors upon the closing of the Emerson Transactions on May 16, 2022, the start of their service as Heritage AspenTech directors is shown in parentheses.
BOARD DIVERSITY MATRIX

Board Diversity Matrix (As of October 17, 2022)
Total Number of Directors	9
Part I: Gender Identity	Female	Male
Directors	2	7
Part II: Demographic Background
South Asian		1
Hispanic or Latinx		1
White	2	5
Board Recommendation: The Board recommends a vote “FOR” the election of each of the persons nominated by the Board.
Vote Required for Approval: Nominees for director to the Board are elected if the nominee receives a majority of the votes cast with respect to that nominee’s election at the annual meeting if a quorum is present. Stockholders entitled to vote may vote “FOR”, “AGAINST” or “ABSTAIN.” Each of the nominees who receives more “FOR” votes than “AGAINST” votes will be elected. Each of the nominees who receives more “AGAINST” votes than “FOR” votes is required to submit his or her offer of resignation for consideration by the Nominating and Corporate Governance Committee, which shall consider all relevant facts and circumstances and recommend to the Board the action to be taken with respect to such offer of resignation. Votes to “ABSTAIN” and broker non-votes will have no effect on the outcome of the vote.

Proposal Two: Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee has approved the retention of KPMG LLP as our independent registered public accounting firm with respect to our consolidated financial statements as of, and for, fiscal 2023.
Board Recommendation: The Board recommends a vote “FOR” the ratification of KPMG LLP as our independent registered public accounting firm for fiscal 2023.
Vote Required for Approval:     Proposal Two must receive “FOR” votes constituting a majority of the votes cast at the annual meeting at which a quorum is present. Stockholders entitled to vote may vote “FOR”, “AGAINST” or “ABSTAIN.” Votes to “ABSTAIN” will not count as votes cast and will have no effect on the outcome of this vote. Because Proposal Two is considered a “routine” matter, brokers are entitled to vote on Proposal Two and broker non-votes will not exist. This vote is not binding on us, but will be given due consideration by the Board or Audit Committee.

Proposal Three: Advisory Vote on Executive Compensation
In accordance with the rules of the Securities Exchange Commission (the “SEC”), we are asking stockholders for an advisory vote - known as a “say on pay” vote - on the fiscal 2022 executive compensation of our “named executive officers,” as set forth in the compensation tables, related narrative discussion and other disclosures under this proposal and under “Executive Compensation” in this Proxy Statement. We have determined our named executive officers for fiscal 2022 are Antonio J. Pietri, Chantelle Breithaupt, Manish Chawla and Frederic G. Hammond.
The following table provides summary information concerning the compensation paid to our named executive officers for (i) fiscal 2022 which includes the period between October 1, 2021 and June 30, 2022 due to the change in our fiscal year end from September 30 to June 30 and (ii) fiscal years ending September 30, 2019, September 30, 2020 and September 30, 2021. Any compensation paid by Heritage AspenTech to any of our named executive officers during such periods, if previously reported in SEC filings, is included in the table below.

Name and Principal Position	Year	Salary($)	Stock Awards($)	Option Awards($)	Non-Equity Incentive Plan Compensation($)	All Other Compensation($)	Total($)
Antonio J. Pietri	2022	468,750	7,800,162	6,065,925	600,000	7,175	14,942,013
President and	2021	600,000	4,649,941	2,839,705	320,000	9,273	8,418,919
Chief Executive Officer	2020	600,000	--	--	713,920	8,211	1,322,131
	2019	586,186	4,650,012	1,654,182	721,990	8,967	7,621,337

Chantelle Breithaupt	2022	318,750	637,545	--	225,000	7,509	1,188,804
Senior Vice President and	2021	223,670	1,527,637	980,373	33,205	6,120	2,771,005
Chief Financial Officer

Manish Chawla	2022	83,333	1,500,148	628,950	--	1,026	2,213,458
Executive Vice President
and Chief Revenue Officer
Frederic G. Hammond (1)	2022	281,250	562,400	--	213,750	7,654	1,065,054
Senior Vice President, General Counsel and Secretary	2021	371,635	899,997	347,717	107,100	8,351	1,734,800
	2020	347,800	--	--	238,940	8,530	595,270
	2019	355,067	750,049	266,814	260,820	9,186	1,641,936
(1) On August 29, 2022, we entered into a letter agreement, or the Transition Agreement, with Frederic G. Hammond, our Senior Vice President, General Counsel and Secretary, relating to Mr. Hammond’s planned retirement which will be effective on January 6, 2023. Until his planned retirement date, he will continue to serve in his current capacity as Senior Vice President, General Counsel and Secretary reporting to our Chief Executive Officer.
Summary Compensation Discussion
The Human Capital Committee believes (and prior to the Emerson Transactions, the Heritage AspenTech Compensation Committee believed) that our executive compensation program is responsibly aligned with the best interests of our stockholders and is appropriately designed and reasonable in light of the executive compensation programs of our peer group companies. Our program correlates to long-term stockholder value in that it encourages our named executive officers to work for our long-term prosperity and reflects a pay-for-performance philosophy but we believe does not encourage our employees to assume unnecessary or excessive risks. We use executive compensation to drive continued improvement in corporate operating and financial performance, and to reward our executives for contributing to that performance.
We use a mix of compensation elements in our program, including:
•    base salary;
•    annual variable cash incentive bonuses;
•    long-term equity incentives in the form of stock options and restricted stock units (“RSUs”);
•    severance and change in control benefits; and
•    medical, dental and life insurance and other similar benefits.

The Closing of the Emerson Transactions occurred in the final quarter of our fiscal 2022. Therefore, the compensation of our named executive officers in fiscal 2022 was determined by the compensation committee of the Heritage AspenTech Board (“Heritage AspenTech Compensation Committee”). A discussion of compensation for fiscal 2023 determined by our Human Capital Committee is discussed below in “Fiscal 2023 Compensation Actions.”
The Heritage AspenTech Compensation Committee established the following two key performance metrics in Heritage AspenTech’s annual variable cash incentive plan as targets for Heritage AspenTech executive officers in fiscal 2022:
•    Growth in annual spend target of 6.5%.
•    Free cash flow target of $285.1 million.
The Human Capital Committee confirmed achievement of the performance metrics by Heritage AspenTech following the end of fiscal 2022, with growth in annual spend of 8.5% and free cash flow of $286.0 million. The free cash flow calculation was based on the performance of Heritage AspenTech and disregarded a tax payment that became due as a result of the Emerson Transactions.
The highlights of the Heritage AspenTech executive compensation program for fiscal 2022 that we plan to maintain include:
•    Our executive compensation is heavily weighted toward at-risk, performance-based compensation designed to align the interests of our executives with those of our stockholders. In the 12-month period ending June 30, 2022, an average of approximately 90% of the compensation of our named executive officers (other than Mr. Pietri, our Chief Executive Officer), and 97% of Mr. Pietri’s compensation, was at-risk compensation in the form of variable cash compensation and equity awards. At the Closing of the Emerson Transactions, each outstanding option and outstanding RSU award of Heritage AspenTech was converted into an option or RSU, respectively, of our common stock based on an exchange ratio determined in accordance with the Transaction Agreement. The actual economic value of our named executive officers’ equity awards will depend directly on the performance of our stock price over the period during which the awards vest and, with respect to stock options, could be as little as zero if our stock price were less than the exercise price of such stock options.

•    To provide long-term incentives and ensure that our executives maintain a long-term view of stockholder value, equity awards generally vest over four years.
•    We require our executives to maintain specified levels of ownership of our stock to ensure that our executives’ interests are effectively aligned with those of our stockholders.
•    In line with our pay-for-performance philosophy, we do not offer multi-year guarantees for salary increases or non-performance-based guaranteed bonuses or equity compensation.
•    We do not provide our executives benefits under a supplemental executive retirement plan, or perquisites such as access to personal security, private aircraft, automobiles, financial planning advice, or club memberships.
•    Our Insider Trading Policy prohibits our executives from engaging in transactions to hedge or offset value declines in the value of our securities, such as short selling, put or call options, forward sale or purchase contracts, equity swaps and exchange funds.
•    Our executive retention agreements contain “double triggers” requiring termination of service other than for cause or resignation for good reason in connection with a change in control to trigger benefits. Those agreements do not provide for tax gross-up payments intended to offset the cost of excise taxes that could be imposed if any payments are considered “parachute payments” under the Internal Revenue Code.
The Human Capital Committee intends to consider the results of any say on pay vote in the context of our overall compensation philosophy, policies and decisions, and in the context of our desire to consider seriously the concerns of our stockholders.
In setting executive compensation for fiscal 2022, the Heritage AspenTech Compensation Committee and the Heritage AspenTech Board decided to use growth in annual spend and free cash flow as key performance metrics to assess our performance. The Heritage AspenTech Compensation Committee and the Heritage AspenTech Board determined that comparing annual spend for different dates would provide insight into the growth and retention rates of Heritage AspenTech’s business. Since annual spend represents an estimate of the annualized value of our portfolio of term license agreements as of a specific date, it provided insight into the growth component of term licenses bookings during a fiscal period. Using this corporate performance objective that directly reflected the Heritage AspenTech financial condition and results of operations was consistent with our pay-for-performance philosophy that was designed to align with the best interest of our stockholders. Free cash flow was calculated as net cash provided by operating activities adjusted for the net impact of (a) purchases of property, equipment and leasehold improvements, (b) payments for capitalized computer software costs, and (c) other nonrecurring items, such as acquisition related payments. For fiscal 2023 executive compensation, the Human Capital Committee modified the key performance metrics to assess performance. For a description of the updated key performance metrics, please see “Fiscal 2023 Performance Goals” below.

The Heritage AspenTech Compensation Committee and Heritage AspenTech Board believed that free cash flow was a useful measure to investors because it permitted them to view Heritage AspenTech’s performance using tools that Heritage AspenTech management used to gauge progress in achieving goals and as an indication of cash flow that may be available to fund future investments. Under the Heritage AspenTech variable cash bonus plan for fiscal

2022, each eligible executive’s bonus was based solely on achievement of the corporate performance metrics (growth in annual spend and free cash flow), consistent with the philosophy to link executive compensation to corporate performance. However, the Chief Executive Officer (in the case of his direct reports) and the Heritage AspenTech Board (in the case of the Chief Executive Officer) may have reduced any award by up to 10 percent in his or its discretion. No such discretion was exercised for fiscal 2022. The plan did not contain individual performance metrics.
Board Recommendation:     The Board recommends a vote “FOR” the approval of executive compensation for 2022 as set forth in this Proxy Statement.
Vote Required for Approval:     Affirmative vote of the holders of a majority of votes cast at the meeting at which a quorum is present. Stockholders entitled to vote may vote “FOR”, “AGAINST” or “ABSTAIN.” Votes to “ABSTAIN” and broker non-votes will not count as votes cast and will have no effect on the outcome of this vote. This vote is not binding on us but will be given due consideration by the Board and the Human Capital Committee.

Proposal Four: Advisory Vote on Preferred Frequency of Advisory Votes on Executive Compensation
We are asking for stockholders to indicate, on an advisory basis, the preferred frequency of stockholder advisory votes on the compensation of the Company’s named executive officers
Board Recommendation: The Board recommends a vote for “ONE YEAR” as the preferred frequency of advisory votes to approve executive compensation.
Vote Required for Approval:     For Proposal Four, the frequency receiving a majority of the votes cast at the annual meeting at which a quorum is present. Stockholders entitled to vote may vote for “ONE YEAR,” “TWO YEARS,” “THREE YEARS,” or “ABSTAIN.” Votes to “ABSTAIN” and broker non-votes will not count as votes cast and will have no effect on the outcome of this vote. This vote is not binding on us but will be given due consideration by the Board and the Human Capital Committee.

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why did I receive a notice as to the Internet availability of proxy materials instead of a full set of materials?
Pursuant to rules adopted by the SEC, we have elected to provide access to our proxy materials over the Internet. We have sent a Notice of Internet Availability of Proxy Materials to our stockholders of record as of the close of business on October 17, 2022. Instructions on how to access proxy materials over the Internet or to request a printed copy of the proxy materials may be found in the Notice of Internet Availability of Proxy Materials. In addition, you may request to receive future proxy materials in printed form by mail. Your election to receive future proxy materials by mail will remain in effect until you terminate such election and ask to receive future proxy materials electronically. We intend to mail the Notice on or about October 28, 2022 to all stockholders of record entitled to vote at the annual meeting.
Will I receive any other proxy materials by mail?
We may send you a proxy card, along with a second Notice, ten or more days after we mail the Notice.
How can I access the proxy materials over the Internet?
You may view and also download our proxy materials for the annual meeting - which consist of the Notice of Internet Availability of Proxy Materials, the Proxy Statement, the form of proxy card and our Transition Report on Form 10-KT for the period from October 1, 2021 to June 30, 2022 - on our website at www.aspentech.com as well as at www.proxyvote.com.
How do I attend the annual meeting?
The meeting will be held on Thursday, December 15, 2022, at 9 a.m. Eastern time at the offices of Goodwin Procter LLP, 100 Northern Avenue, Boston, Massachusetts.
Information on how to vote in person at the annual meeting is discussed below.
Who can vote at the annual meeting?
Only stockholders of record as of the close of business on October 17, 2022, the record date, will be entitled to vote at the annual meeting. On the record date, there were 64,531,573 shares of common stock outstanding and entitled to vote. Each share of common stock is entitled to one vote.
Stockholder of Record: Shares Registered in Your Name
If at the record date your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Co., LLC, then you are a stockholder of record. As a stockholder of record, you may vote in person at the annual meeting or vote by proxy. Whether or not you plan to attend the annual meeting in person, we urge you to fill out and return a proxy card or vote by proxy over the telephone or on the Internet as instructed below, to ensure your vote is counted.
Beneficial Owner: Shares Registered in the Name of a Broker, Bank or other Nominee
If at the record date your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice of Internet Availability of Proxy Materials is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the annual meeting in person. However, since you are not the stockholder of record, you may not vote your shares in person at the annual meeting unless you request and obtain a valid proxy from your broker or other agent.
What am I voting on?
There are four matters scheduled for a vote:
•election of directors nominated by the Board;
•ratification of the appointment by the Audit Committee of the Board of KPMG as our independent registered public accounting firm for our fiscal year ending June 30, 2023;

•approval, on an advisory basis, of the compensation of our named executive officers as identified in this Proxy Statement; and
•approval, on an advisory basis, of the preferred frequency of votes on the compensation of our named executive officers.

What if another matter is properly brought before the annual meeting?
The Board does not know of any other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the annual meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.
How do I vote?
For each of the proposals, other than Proposal Four, you may vote either “FOR”, “AGAINST” or “ABSTAIN.” For Proposal Four, you may vote for “ONE YEAR,” “TWO YEARS,” “THREE YEARS,” or “ABSTAIN.”
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record, you may vote in person at the annual meeting, vote by proxy using a proxy card, vote by proxy over the telephone, or vote by proxy through the Internet. Whether or not you plan to attend the annual meeting in person, we urge you to vote by proxy to ensure your vote is counted. You may still attend and vote at the annual meeting in person, even if you have already voted by proxy.
•In person. To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

•Via the Internet. To vote through the Internet, go to www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the company number and control number provided on the Notice of Internet Availability of Proxy Materials. Your vote must be received by 11:59 p.m. Eastern time on December 14, 2022 to be counted.

•By Mail. To vote using a proxy card, simply complete, sign and date the proxy card that may be delivered and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

•By Telephone. To vote over the telephone from a location in the United States, Canada or Puerto Rico, dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the Notice of Internet Availability of Proxy Materials. Your vote must be received by 11:59 p.m. Eastern time on December 14, 2022 to be counted.

Beneficial Owner: Shares Registered in the Name of the Broker, Bank or other Nominee
If you are a beneficial owner of shares registered in the name of your broker, bank, or other nominee, you should have received a notice containing voting instructions from that organization rather than from us. To vote prior to the annual meeting, simply follow the voting instructions in the notice to ensure your vote is counted. Alternatively, you may vote by telephone or over the Internet as instructed by your broker or bank. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank or other nominee. Follow the instructions from your broker, bank or other nominee included with these proxy materials or contact your broker, bank or other nominee to request a proxy form.
What is a proxy?
The term “proxy,” when used with respect to a stockholder, refers to either a person or persons legally authorized to act on the stockholder’s behalf or a format that allows the stockholder to vote without being physically present at the annual meeting.
Because it is important that as many stockholders as possible be represented at the annual meeting, the Board is asking that you review this Proxy Statement carefully and then vote by following the instructions set forth on the Notice of Internet Availability. In voting prior to the annual meeting, you will deliver your proxy to the proxy holders, which means you will authorize the proxy holders to vote your shares at the annual meeting in the way you instruct. The proxy holders consist of Antonio J. Pietri, Chantelle Breithaupt and Frederic G. Hammond. All shares represented by valid proxies will be voted in accordance with the stockholder’s specific instructions.
How many votes do I have?
On each matter, you have one vote for each share of common stock you own as of the record date.
What if I return a proxy card or otherwise vote but do not make specific choices?
If you complete and submit your proxy voting instructions, the individuals named as proxies will follow your instructions. If you are a stockholder of record and you submit proxy voting instructions but do not direct how to vote on each item, the individuals named as proxies will vote as the Board recommends on each proposal. The individuals named as proxies will vote on any other matters properly presented at the annual meeting in accordance with their best judgment.
Who is paying for this proxy solicitation?
We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We have engaged Alliance Advisors, LLC on an advisory basis and they may help us solicit proxies from brokers, bank nominees and other institutional owners. We expect to pay Alliance Advisors, LLC a fee of $10,000 for their services, plus expenses.
What does it mean if I receive more than one Notice of Internet Availability of Proxy Materials?
If you receive more than one Notice of Internet Availability of Proxy Materials, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the Notice of Internet Availability of Proxy Materials to ensure that all of your shares are voted.
Can I change my vote after submitting my proxy?
Yes. You can revoke your proxy at any time before the final vote at the annual meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:
•You may submit another properly completed proxy card with a later date.
•You may grant a subsequent proxy by telephone or through the Internet.

•You may send a timely written notice that you are revoking your proxy to our Secretary at our principal executive offices at Aspen Technology, Inc., 20 Crosby Drive, Bedford, Massachusetts 01730.

•You may attend the annual meeting and vote in person. Simply attending the annual meeting will not, by itself, revoke your proxy.

•Your most current proxy card or telephone or Internet proxy is the one that is counted. If your shares are held by your broker, bank or other nominee, you should follow the instructions provided by your broker, bank or other nominee.

How are votes counted?

Votes will be counted by the inspector of election appointed for the annual meeting, who will separately count:
•with respect to each director nominee in Proposal One, “FOR”, “AGAINST”, “ABSTAIN” and broker non-votes;

•with respect to Proposal Two, “FOR” and “AGAINST” votes and abstentions;

•with respect to Proposal Three, “FOR”, “AGAINST”, “ABSTAIN” and broker non-votes; and

•with respect to Proposal Four, “ONE YEAR”, “TWO YEARS”, “THREE YEARS”, “ABSTAIN” and broker non-votes.

The presence, in person or by proxy, of the holders of a majority of the voting power of all of the then-outstanding shares of capital stock of the company generally entitled to vote at the annual meeting shall constitute a quorum for the transaction of business. Abstentions are counted as present when determining a quorum but will not count as votes cast and will have no effect on any of the proposals presented to the stockholders herein. Broker non-votes are counted as present when determining a quorum but will not count as votes cast and as such will have no effect on the outcome of those proposals. Brokers are entitled to vote for the ratification of the appointment of auditors and therefore we expect broker non-votes will not exist as to Proposal Two.
What are “broker non-votes”?
Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters.
Which ballot measures are considered “routine” or “non-routine”?
The ratification of the appointment of KPMG as our independent registered public accounting firm for fiscal 2023 (Proposal Two) is a matter considered routine under applicable rules. A broker or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to exist in connection with Proposal Two.
We expect the other Proposals on the ballot will be considered non-routine under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, so unless the beneficial owner gives the broker or nominee specific instructions regarding the owner’s vote on each proposal, there may be broker non-votes on Proposals One, Three and Four.
How many votes are needed to approve the proposals?
•For Proposal One, which relates to the election of directors, each of the nominees who receives a majority of the votes cast with respect to that nominee’s election at the annual meeting if a quorum is present. Each of the nominees who receives more “FOR” votes than “AGAINST” votes will be elected. Each of the nominees who receives more “AGAINST” votes than “FOR” votes will submit his or her offer of resignation for consideration by the Nominating and Corporate Governance Committee, which shall consider all relevant facts and circumstances and recommend to the Board the action to be taken with respect to such offer of resignation. Votes to “ABSTAIN” and broker non-votes will have no effect on the outcome of the vote. Please refer to “Director Nomination Process” for more information on this policy.

•Proposal Two, which relates to the ratification of KPMG as our independent registered accounting firm for fiscal 2023, must receive “FOR” votes constituting a majority of the votes cast at the annual meeting at which a quorum is present. Votes to “ABSTAIN” will not count as votes cast and will have no effect on the outcome of this vote. Because Proposal Two is considered a “routine” matter, brokers are entitled to vote on Proposal Two and therefore we expect broker non-votes will not exist. This vote is not binding on us, but will be given due consideration by our Board or Audit Committee.

•Proposal Three, which relates to the approval, on an advisory basis, of the compensation of our named executive officers, must receive “FOR” votes constituting a majority of the votes cast at the meeting at which a quorum is present. Abstentions will not count as votes cast and will have no effect on the vote. Because this proposal is considered “non-routine,” brokers will not have discretionary authority to vote shares on this proposal without direction from the beneficial owner, and broker non-votes will have no effect on the vote. This vote is not binding on us but will be given due consideration by the Board and the Human Capital Committee.

•For Proposal Four, which relates to the approval, on an advisory basis, of the preferred frequency of votes on the compensation of our named executive officers, the frequency that receives a majority of the votes cast at the annual meeting at which a quorum is present will pass. Abstentions will not count as votes cast and will have no effect on the vote. Because this proposal is considered “non-routine,” brokers will not have discretionary authority to vote shares on this proposal without direction from the beneficial owner, and broker non-votes will have no effect on the vote. This vote is not binding on us, but will be given due consideration by the Board and the Human Capital Committee.

What is the quorum requirement?
A quorum of stockholders is necessary to hold a valid meeting. The presence, in person or by proxy, of the holders of a majority of the voting power of all of the then-outstanding shares of capital stock of the Company generally entitled to vote at the annual meeting constitutes a quorum for the transaction of business. On the record date, there were 64,531,573 shares outstanding and entitled to vote. Thus, the holders of 32,265,787 shares must be present at the annual meeting in person or represented by proxy at the annual meeting to have a quorum.
Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the annual meeting. Abstentions and broker non-votes count as present when determining a quorum.
The Board or the chair of the meeting may adjourn the meeting to another time or place (whether or not a quorum is present), and notice need not be given of the adjourned meeting if the time, place, if any, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, are announced at the meeting at which such adjournment is made. At the adjourned meeting, we may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days, or after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

When are stockholder proposals due for next year’s annual meeting?
If a stockholder wishes to have a proposal considered for inclusion in our Proxy Statement and proxy card in accordance with Rule 14a-8 under the Securities Exchange Act of 1934 for presentation at the 2023 Annual Meeting of Stockholders (“2023 Annual Meeting”), the proposal must be received in writing by August 17, 2023 by our Secretary at our principal executive offices at 20 Crosby Drive, Bedford, Massachusetts 01730.
Additionally, if a stockholder wishes to propose a director nominee or item of business before the 2023 Annual Meeting, the stockholder must give timely written notice to our Secretary at the address noted above. To be timely, a stockholder’s notice must be delivered to our Secretary not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting of stockholders; provided, however, that in the event that the date of the annual meeting is advanced more than 30 days prior to such anniversary date or delayed more than 90 days after such anniversary date then to be timely such notice must be received by the company no earlier than 120 days prior to such annual meeting and no later than the later of 90 days prior to the date of the meeting or the 10th day following the day on which public announcement of the date of the meeting was first made by the Company. For the 2023 Annual Meeting, notice must be delivered no earlier than September 16, 2023 and no later than August 17, 2023. In addition to the timing requirements set forth above, our bylaws set forth the procedures a stockholder must follow in order to nominate a director for election or to present any other proposal at an annual meeting of our stockholders, other than proposals intended to be included in our sponsored proxy materials.
To comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Securities Exchange Act of 1934 no later than October 16, 2023.
How can I find out the results of the voting at the annual meeting?
Preliminary voting results will be announced at the annual meeting. Final voting results will be published in a Form 8-K within four business days of the annual meeting. If final voting results are not available to us in time to file a Form 8-K by that date, we intend to file a Form 8-K to publish preliminary results and, within four business days of the final results, amend the Form 8-K to publish the final results.

PROPOSAL ONE: ELECTION OF DIRECTORS

Our Board currently consists of nine members. All of the directors, except Robert E. Beauchamp, were appointed to the Board at the Closing of the Emerson Transactions. The Board has nominated the nine current Board members, listed below, for election and has recommended that each be elected to the Board, each to hold office until the 2023 Annual Meeting and until his or her successor has been duly elected and qualified or until his or her earlier death, resignation or removal.

The Board knows of no reason why any of the nominees would be unable or unwilling to serve, but if any nominee should for any reason be unable or unwilling to serve, the proxies will be voted for the election of such other person for the office of director as the Board may recommend in the place of such nominee. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the nominees named below.
Nominee’s Name:
•Patrick M. Antkowiak
•Robert E. Beauchamp
•Thomas F. Bogan
•Karen M. Golz
•Ram R. Krishnan
•Antonio J. Pietri
•Arlen R. Shenkman
•Jill D. Smith
•Robert M. Whelan, Jr.
Stockholders Agreement
In connection with the Emerson Transactions, we, Emerson and Emerson Worldwide entered into the Stockholders Agreement, dated as of May 16, 2022 (the “Stockholders Agreement”). In connection with the Closing of the Emerson Transactions, Emerson designated Jill D. Smith, Ram R. Krishnan, Arlen R. Shenkman, Thomas F. Bogan and Patrick M. Antkowiak as nominees to the Board and Heritage AspenTech designated Karen M. Golz and Robert M. Whelan, Jr. as nominees to the Board. The Stockholders Agreement also provides that, until the Third Trigger Date, the then-current Chief Executive Officer of the Company, currently Antonio J. Pietri, must be included for nomination at any annual meeting at which directors are elected.
The Stockholders Agreement provides for additional nomination rights following the Closing of the Emerson Transactions. Pursuant to the Stockholders Agreement, among other things, (i) prior to the Third Trigger Date, Emerson has the right to designate a number of director nominees equal to Emerson’s percentage ownership of our common stock multiplied by the total authorized number of directors currently of the Board, rounded up to the nearest whole person, which number shall not be less than a majority of the Board (until the Second Trigger Date) and (ii) following the Third Trigger Date, Emerson has the right to designate one director nominee. Pursuant to the Stockholders Agreement, in the event that any Emerson Designee who is a member of the Board (an “Emerson Director”), shall cease to serve as a director for any reason, the vacancy resulting therefrom shall be filled by the Board with a substitute Emerson Designee. Jill D. Smith, Ram R. Krishnan, Arlen R. Shenkman, Thomas F. Bogan and Patrick M. Antkowiak are the Emerson Designees to our Board. With respect to the Emerson Designees, we are required to cause each such persons to be included in the slate of nominees recommended by the Board to the stockholders for election and use our best efforts to cause the election of each such Emerson Designee, including soliciting proxies in favor of the election of such persons.

Nominees

In order to ensure that the Board has a diversity of skills and experience with respect to accounting and finance, management and leadership, vision and strategy, business operations, business judgment, industry knowledge and corporate governance, the Nominating and Corporate Governance Committee takes into consideration factors it deems appropriate which may include, judgment, skill, diversity, character, experience with businesses and other organizations of comparable size, the interplay of the candidate’s experience with the experience of other Board members, and the extent to which the candidate would be a desirable addition to the Board and any committees of the Board. The Nominating and Corporate Governance Committee may consider candidates proposed by management but is not required to do so. The Nominating and Corporate Governance Committee is responsible for reviewing with the Board, on an annual basis, the requisite skills and criteria for new Board members as well as the composition of the Board as a whole.
The following is a brief biography of each nominee for director as of October 17, 2022 and includes information regarding the specific and particular experience, qualifications, attributes and skills of each nominee for director that led the Nominating and Corporate Governance Committee to believe that such nominee should continue to serve on the Board.
Patrick M. Antkowiak joined our Board in May 2022. Mr. Antkowiak is currently president of CEM Technology Advisors, LLC, a strategy and technology consulting business. He spent over 38 years in increasingly senior roles at Northrop Grumman Corporation, including as the company’s Chief Technology Officer and Corporate Vice President from 2014 to 2018, and retired in 2019 as the company’s Chief Strategy and Technology Officer and Corporate Vice President having led the company’s technology development strategy and execution, focusing the company on competitive differentiation in emerging technology areas across the space, airborne, maritime, ground and cyber domains. Mr. Antkowiak is currently a member of the Department of the Air Force Scientific Advisory Board. He also serves on the board of directors for the Advanced Robotics for Manufacturing (ARM) Institute, a non-profit organization focused on accelerating the development and adoption of innovative robotics technologies and workforce strategies for the nation. He is also a member of The Johns Hopkins University’s Whiting School of Engineering Dean’s advisory board. Mr. Antkowiak received his BSEE in electrical and computer engineering (ECE) from The Johns Hopkins University, his MSEE from the University of Maryland, and completed the General Manager’s Program at the Harvard Business School. We believe Mr. Antkowiak’s extensive experience in technology development and corporate strategy are valuable to the Board.

Robert E. Beauchamp joined our Board in July 2022. Mr. Beauchamp is currently an employee and advisor to the Chief Executive and General Counsel of BMC Software, Inc., a leading provider of enterprise IT management solutions. Mr. Beauchamp served as the President and Chief Executive Officer of BMC Software, Inc. from 2001 through December 2016, and also served as interim Chief Executive Officer from April 2019 through October 2019. At BMC Software, prior to becoming Chief Executive Officer, he served in a variety of leadership roles in sales, marketing, corporate development, and product management and development. Mr. Beauchamp has served as a director to various public and private companies, including the following public companies: Anaplan Inc. from July 2018 until June 2022 and BMC Software, Inc. since April 2019 and from 2001 through October 2018, including as chairman since October 2019 and from 2008 through 2018. Previously, Mr. Beauchamp served as a director of Raytheon, Inc., an aerospace and defense company, from July 2015 through April 2020; and TransUnion, a credit and information management company, from June 2018 through April 2019; and National Oilwell Varco, Inc., from 2002 through November 2015. Mr. Beauchamp holds a B.B.A. in Finance from the University of Texas at Austin and an M.S. in Management from Houston Baptist University. Mr. Beauchamp’s extensive experience as a senior executive with large multi-national corporations and as director of public and private companies are valuable to the Board.
Thomas F. Bogan joined our Board in May 2022. Mr. Bogan served as Vice Chairman at Workday, Inc. from February 2020 to January 2022, and previously served as Executive Vice President of Workday’s Planning Business Unit. Mr. Bogan joined Workday from Adaptive Insights, where he was Chief Executive Officer and a director from January 2015 until its acquisition by Workday in August 2018. In February 2022, Mr. Bogan joined the board of directors of Workday, Inc. Since 2021, he has served as a director of Catapult Group International Ltd. From 2007 until January 2019, he was a director of Apptio, Inc., including its Chair from 2012 to January 2019. Mr. Bogan previously served as a director of Citrix Systems, Inc. from 2003 to June 2016, including its Chair from 2004 to 2015, and was a director of PTC, Inc. from 2011 to June 2015; and of Rally Software Development Corp. from 2009 to July 2015. He has also served as a director and executive officer of various public and privately-held companies, including Greylock Partners, Rational Software, Avatar Technologies and Pacific Data. Mr. Bogan received a bachelor’s degree in accounting from Stonehill College. We believe Mr. Bogan’s varied experiences in the software industry and venture capital make him valuable to the Board.
Karen M. Golz joined the Heritage AspenTech Board in March 2021 and our Board in May 2022. Ms. Golz is a retired partner of Ernst & Young (EY), where she held various senior leadership positions during her 40-year tenure, including, most recently, Global Vice Chair, Japan (2016-2017). In addition to accounting, financial reporting and audit expertise, Ms. Golz brings considerable experience in international and regulatory matters. As Global Vice Chair of Professional Practice (2010-2016), Ms. Golz oversaw accounting, auditing, regulatory, tools and methodologies and supported innovation within EY’s Global Assurance practice. Prior to that, Ms. Golz held the Americas and Global Vice-Chair of Professional Ethics/Independence. Ms. Golz is a board and audit committee member of Analog Devices, Inc., a semiconductor company, iRobot Corporation, a consumer robot company, and Osteon Holdings/Exactech, a privately held company. She is senior advisor to The Boston Consulting Group’s Audit and Risk Committee and is a National Association of Corporate Directors Board Leadership Fellow and sits on the Board of Trustees of the University of Illinois Foundation. She earned her Bachelor of Science degree in Accountancy, summa cum laude, from the University of Illinois, Urbana-Champaign and is a certified public accountant. We believe that her financial, international and corporate governance expertise are valuable to the Board.
Ram R. Krishnan joined our Board in May 2022. Mr. Krishnan has served as Executive Vice President and Chief Operating Officer of Emerson Electric Co. since February 17, 2021. Mr. Krishnan has extensive experience across Emerson’s Automation Solutions and Commercial & Residential Solutions businesses. He joined Emerson in 1994 as a project engineer and held a number of management roles of increasing responsibility. He was named President of Climate Technologies in Asia in 2011, serving in Hong Kong. He returned to the United States as Vice President of Profit Planning and Perfect Execution in 2015, a role he held until 2016, when he became Group President of Flow Solutions. He was named Chief Operating Officer of Final Control in January 2017 and became the Group President of Final Control in November 2017 following the successful $3.15 billion acquisition of Pentair’s valves and controls business. As Chief Operating Officer of Emerson, Mr. Krishnan oversees global supply chain operations, information technology, strategic planning and corporate development. Mr. Krishnan has a bachelor’s degree in metallurgical engineering from the India Institute of Technology, a master’s degree in materials engineering from the Rensselaer Polytechnic Institute and a master’s degree in business administration from Xavier University. We believe Mr. Krishnan’s extensive operational, strategic, and mergers and acquisitions experience are valuable to the Board.

Antonio J. Pietri was named President and Chief Executive Officer of Heritage AspenTech effective October 1, 2013 and served as a director of Heritage AspenTech since July 2013. He became our President and Chief Executive Officer and joined our Board in May 2022. Before accepting his appointment as President and Chief Executive Officer, he had served as Heritage AspenTech’s Executive Vice President, Field Operations since July 2007. Mr. Pietri served as Heritage AspenTech’s Senior Vice President and Managing Director for the Asia-Pacific region from 2002 to June 2007 and held various other positions with Heritage AspenTech from 1996 until 2002. From 1992 to 1996, he was at Setpoint Systems, Inc., which Heritage AspenTech acquired, and before that he worked at ABB Simcon and AECTRA Refining and Marketing, Inc. He holds an M.B.A. from the University of Houston and a B.S. in Chemical Engineering from the University of Tulsa, Mr. Pietri has developed valuable working relationships with our customers and employees, and therefore provides a unique perspective on our growth strategy as well as our day-to-day operations.
Arlen R. Shenkman joined our Board in May 2022. Mr. Shenkman most recently served as Executive Vice President and Chief Financial Officer of Citrix Systems Inc. from September 2019 through March 2022. Prior to joining Citrix, Mr. Shenkman served as Executive Vice President and Global Head of Business Development and Ecosystems of SAP from May 2017 to August 2019, where he was responsible for driving business development by building new ecosystems, fostering strategic partnerships, incubating new business models, and overseeing investments and mergers and acquisitions. Prior to that role from January 2015 to May 2017, Mr. Shenkman served as Chief Financial Officer of SAP North America, SAP’s largest business unit, responsible for all finance functions in North America, including forecasting and planning, identifying efficiencies, and ensuring the region’s overall financial health. Mr. Shenkman previously served as SAP’s Global Head of Corporate Development from January 2012 to January 2015 and was a principal architect of SAP’s rapid transformation into a cloud company. Mr. Shenkman has a J.D. from the University of Miami School of Law, an M.B.A. from the Fox School of Business at Temple University, and a bachelor’s degree in political science from George Washington University. He has also completed the London Business School’s Corporate Finance Program. Mr. Shenkman is the Chair of the Operating Committee and member of the Audit Committee and board of directors of Commvault Systems Inc., a data protection and information management software company. We believe Mr. Shenkman’s extensive operational experience in the software industry are valuable to the Board.

Jill D. Smith was elected to the Heritage AspenTech Board on April 21, 2021 and was appointed Chair of the Heritage AspenTech Board on July 28, 2021. She joined our Board in May 2022 and serves as our Chair. Ms. Smith brings more than 20 years of significant international business leadership experience, most recently serving as President and Chief Executive Officer and director of Allied Minds plc, an intellectual property commercialization company for technology and life sciences, from March 2017 to June 2019. Previously, she served as Chair, Chief Executive Officer, and President of DigitalGlobe Inc., a global provider of satellite imagery products and services. Ms. Smith has also served as President and Chief Executive Officer of eDial, a VoIP collaboration company, and President and Chief Executive Officer of SRDS, a business-to-business publishing firm. Ms. Smith began her career as a Consultant at Bain & Company, where she rose to Partner, before taking leadership roles with Sara Lee in France, and becoming Executive Vice President and President and Chief Operating Officer of Micron Electronics, a direct-to-consumer PC manufacturing firm. Ms. Smith holds a M.Sc. in Management from MIT Sloan School of Management and currently serves on the board of directors for R1 RCM Inc., a technology-led revenue cycle management company, Circor International, a flow control, engineered products producer, and MDA Ltd., a space technology developer and manufacturer, as well as other privately held technology companies. Ms. Smith previously served as a director of Gemalto NV, a digital identity and security provider, from 2016 to 2018, Endo International plc, a pharmaceutical company, from 2012 to 2018, Allied Minds plc, an intellectual property commercialization company, from 2016 to 2019 and Hexagon AB, a global information technology company, from 2013 to 2017. We believe her experienced leadership in international technology companies will be valuable to the Board.
Robert M. Whelan, Jr. joined the Heritage AspenTech Board in 2011 and our Board in May 2022. He served as the Chair of the Heritage AspenTech Board from January 2013 to July 2021. Mr. Whelan has an extensive background as an advisor to, investor in and board member of emerging growth companies in the U.S. and Canada. From 1976 until 2001, Mr. Whelan worked in the investment banking industry. In 1999, his company, Volpe Brown Whelan & Company, an investment banking, brokerage and asset management firm, was acquired by Prudential Securities, for which Mr. Whelan served as Vice Chair of the global technology investment banking division until 2001. Mr. Whelan then formed Whelan & Co., a consulting firm which advises CEOs, boards and investors of emerging growth companies on financing and strategic matters. During this time, Mr. Whelan served on several for-profit boards of public and private companies and on the board of several non-profit organizations. Mr. Whelan has served as a director for iAnthus Capital Holdings Inc., which owns, operates and partners with regulated cannabis operations across the United States, from December 2019 to January 2022; Annovis Bio, a drug development company focused on novel treatments for neurodegenerative diseases, from April 2016 to March 2021; and ARIAD Pharmaceuticals, Inc., a developer of small-molecule drugs to treat patients with aggressive cancers, from April 2010 to September 2014; as well as other privately-held companies. Mr. Whelan holds a B.A. in History from Dartmouth College and an M.B.A. from Stanford University Graduate School of Business with a concentration in Finance and Accounting. We believe that Mr. Whelan’s qualifications to serve on the Board include his executive management and technology investment banking experience.

Required Vote
Nominees for director to the Board are elected if the nominee receives a majority of the votes cast with respect to that nominee’s election at the annual meeting if a quorum is present. Stockholders entitled to vote may vote “FOR”, “AGAINST” or “ABSTAIN.” Each of the nominees who receives more “FOR” votes than “AGAINST” votes will be elected. Each of the nominees who receives more “AGAINST” votes than “FOR” votes will submit his or her offer of resignation for consideration by the Nominating and Corporate Governance Committee, which shall consider all relevant facts and circumstances and recommend to the Board the action to be taken with respect to such offer of resignation. Votes to “ABSTAIN” and broker non-votes will have no effect on the outcome of the vote.
THE BOARD RECOMMENDS A VOTE “FOR” THE ELECTION OF
EACH OF PATRICK M. ANTKOWIAK, ROBERT E. BEAUCHAMP, THOMAS F. BOGAN, KAREN M. GOLZ, RAM R. KRISHNAN, ANTONIO J. PIETRI, ARLEN R. SHENKMAN, JILL D. SMITH AND ROBERT M. WHELAN, JR.

PROPOSAL TWO: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

The Audit Committee of the Board has appointed KPMG LLP as our independent registered public accounting firm for fiscal 2023 and has further directed that management submit the appointment of our independent registered public accounting firm for ratification by the stockholders at the annual meeting. KPMG LLP has served as our auditor since 2021. Prior to the Emerson Transactions, KPMG LLP was the independent registered public accounting firm for Heritage AspenTech since March 2008. Representatives of KPMG LLP are expected to be present at the annual meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Neither our bylaws nor other governing documents or law require stockholder ratification of the appointment of KPMG LLP as our independent registered public accounting firm. However, the Audit Committee is submitting the appointment of KPMG LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider whether or not to retain the firm. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of different independent registered public accounting firms at any time during the year if it determines that such a change would be in our best interests and that of our stockholders.
Required Vote

Proposal Two must receive “FOR” votes constituting a majority of the votes cast at the annual meeting at which a quorum is present. Stockholders entitled to vote may vote “FOR”, “AGAINST” or “ABSTAIN.” Votes to “ABSTAIN” will not count as votes cast and will have no effect on the outcome of this vote. Because Proposal Two is considered a “routine” matter, brokers are entitled to vote on Proposal Two and we don’t expect broker non-votes to exist. This vote is not binding on us, but will be given due consideration by the Board or Audit Committee.

THE BOARD RECOMMENDS A VOTE “FOR” PROPOSAL TWO.

PROPOSAL THREE: ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with SEC rules, we are asking our stockholders to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement. We are required to provide an advisory vote on executive compensation pursuant to Section 14A of the Securities and Exchange Act. This Proposal Three, commonly known as a “say on pay” proposal, gives our stockholders the opportunity to express their views on our executive compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. The Company has adopted a policy of soliciting a non-binding advisory vote on the compensation of the named executive officers, commonly referred to as a “say-on-pay vote,” every year.
The compensation of our named executive officers is disclosed in the section entitled “Executive Compensation” below, including the tabular and narrative disclosures set forth in such section under the headings “Summary Compensation Table” and “Compensation Discussion and Analysis.” As discussed in those disclosures, we believe that our compensation policies and decisions are focused on pay-for-performance principles and strongly aligned with our stockholders’ interests. Compensation of our named executive officers is designed to enable us to attract and retain talented and experienced executives to lead our company successfully in a competitive environment.
We are asking our stockholders to indicate their support for the compensation of our named executive officers as described in this Proxy Statement by casting a non-binding advisory vote “FOR” the following resolution:
“RESOLVED, that the stockholders approve the compensation of the “named executive officers” of Aspen Technology, Inc., as disclosed in the section entitled “Executive Compensation” in the Proxy Statement for the Aspen Technology, Inc. 2022 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission.”
Required Vote
The affirmative vote of the holders of a majority of votes cast at the meeting at which a quorum is present will be required to approve, on a non-binding advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement. Abstentions will not count as votes cast and will have no effect on the vote. Because this proposal is considered “non-routine,” brokers will not have discretionary authority to vote shares on this proposal without direction from the beneficial owner, and broker non-votes will have no effect on the vote.
Because the vote is advisory, it will not be binding on us or the Board. Nevertheless, the views expressed by our stockholders, whether through this vote or otherwise, are important to us and, accordingly, the Board and its Human Capital Committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.

THE BOARD RECOMMENDS A VOTE “FOR” PROPOSAL THREE.

PROPOSAL FOUR: ADVISORY VOTE ON THE FREQUENCY OF SOLICITATION OF ADVISORY STOCKHOLDER APPROVAL ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act, and Section 14A of the Exchange Act enable our stockholders, at least once every six years, to indicate their preference regarding how frequently we should solicit a say-on-pay vote. Accordingly, we are asking stockholders to indicate whether they would prefer an advisory vote every year, every other year or every three years. Alternatively, stockholders may abstain from casting a vote. The Board recommends that the stockholders select a frequency of one year because it allows for the Board to receive more frequent feedback on its compensation practices.
Accordingly, the Board is asking stockholders to indicate their preferred voting frequency by voting for one, two or three years or abstaining from voting on this proposal. The alternative among one year, two years or three years that receives the majority of votes cast will be deemed to be the frequency preferred by the stockholders and will be the alternative selected in the following resolution to be submitted to the stockholders for a vote at the annual meeting:
“RESOLVED, that that the frequency of every [one year][two years][three years] is hereby APPROVED as the frequency preferred by stockholders for the solicitation of advisory stockholder approval of the compensation paid to the Company’s named executive officers.”
While the Board believes that its recommendation is appropriate at this time, the stockholders are not voting to approve or disapprove that recommendation, but are instead asked to indicate their preferences, on an advisory basis, as to whether the non-binding advisory vote on the approval of our executive officer compensation practices should be held every year, every other year or every three years. To the extent there is any significant vote in favor of one frequency over the other options, even if less than a majority, the Board will consider the stockholders’ concerns and evaluate any appropriate next steps. However, because this vote is advisory and, therefore, not binding on the Board or us, the Board may decide that it is in the best interests of the stockholders that we hold an advisory vote on executive compensation more or less frequently than the option preferred by the stockholders.
Required Vote
The affirmative vote of the holders of a majority of votes cast at the meeting at which a quorum is present will be required to approve, on a non-binding advisory basis, the preferred frequency of a vote on the compensation of our named executive officers as disclosed in this Proxy Statement. Abstentions will not count as votes cast and will have no effect on the vote. Because this proposal is considered “non-routine,” brokers will not have discretionary authority to vote shares on this proposal without direction from the beneficial owner, and broker non-votes will have no effect on the vote.
Because the vote is advisory, it will not be binding on us or the Board. Nevertheless, the views expressed by our stockholders, whether through this vote or otherwise, are important to us and, accordingly, the Board and its Human Capital Committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.
THE BOARD RECOMMENDS A VOTE FOR “ONE YEAR” AS THE PREFERRED FREQUENCY OF ADVISORY VOTES TO APPROVE EXECUTIVE COMPENSATION FOR PROPOSAL FOUR.

EXECUTIVE OFFICERS OF THE REGISTRANT

You should refer to “Proposal One. Election of Directors” in this Proxy Statement for information about our President and Chief Executive Officer, Antonio J. Pietri. Biographical information for our other executive officers as of October 17, 2022 follows:
Chantelle Breithaupt has served as our Senior Vice President and Chief Financial Officer since the Closing and in such role for Heritage AspenTech since March 2021. In the previous seven years, Ms. Breithaupt held multiple leadership positions with Cisco Systems Inc., most recently as Senior Vice President, Finance driving the Cisco financial transformation to a recurring revenue business model. In addition, she was the CFO responsible for delivering compliant growth for the $13B Cisco Customer Experience divisional business. Previous roles at Cisco include Vice-President, Finance Americas where Ms. Breithaupt led the $25B Americas division, partnering with the SVP, Americas Sales. Before Cisco, Ms. Breithaupt worked with GE where she held progressive, executive global finance roles. She drove finance and business performance by building winning teams, establishing strong partnerships, processes, and accountability. Through her fifteen years with GE, Ms. Breithaupt completed three executive finance leadership programs, worked ten years in Europe and specialized in both Services and Operations/Supply Chain finance. She is Lean/6-Sigma Black Belt trained, and a champion for diversity leadership development. Ms. Breithaupt holds an Honors Business Administration degree from Wilfrid Laurier University (Canada) and is on the Dean’s Advisory Council for the Lazardis School of Business & Economics, WLU. Ms. Breithaupt is 50 years old.

Frederic G. Hammond has served as our Senior Vice President, General Counsel and Secretary since the Closing and in such role for Heritage AspenTech since July 2005. From February to June 2005, Mr. Hammond was a partner at a Boston law firm. From 1999 to 2004, Mr. Hammond served as Vice President, Business Affairs and General Counsel of Gomez Advisors, Inc., an Internet performance management and benchmarking technology services firm. From 1992 to 1999, Mr. Hammond served as General Counsel of Avid Technology, Inc., a provider of digital media content-creation products and solutions for audio, film, video and broadcast professionals. Prior to 1992, Mr. Hammond was an attorney with the law firm Ropes & Gray LLP in Boston, Massachusetts. He holds a B.A. from Yale College and a J.D. from Boston College Law School. Mr. Hammond is 62 years old.

Manish Chawla has served as our Executive Vice President and Chief Revenue Officer since May 2022 and in such roles for Heritage AspenTech since April 2022. Mr. Chawla is responsible for leading all revenue-generating functions of the Company and leadership of our operations team. From April 2008 to April 2022, Mr. Chawla held multiple leadership positions at IBM, most recently as the Global General Manager of the Industrial Sector and he was leading IBM’s efforts around energy transition, sustainability and Industry 4.0. Other previous roles at IBM include Global General Manager of Energy, Resources and Manufacturing Industries, Global General Manager of the Resources and Manufacturing Industries and Vice President and Industrial Sector Leader of Asia Pacific, among others. Prior to working at IBM, Mr. Chawla worked as a consultant at BearingPoint, Inc. and Accenture. Mr. Chawla holds a computer engineering degree from the Delhi College of Engineering and an MBA from the Indian Institute of Management. Mr. Chawla is 49 years old.

COMPENSATION DISCUSSION AND ANALYSIS

We have prepared the following Compensation Discussion and Analysis to provide you with information that we believe is helpful to understand our executive compensation policies and decisions as they relate to the compensation for fiscal 2022 of our named executive officers included in the Summary Compensation Table on page 44. Our objectives and the philosophy of our executive compensation program are described below on page 30, after the Executive Summary immediately below. Since the Compensation Discussion and Analysis section focuses on compensation for fiscal 2022, the discussion focuses largely on fiscal 2022 compensation decisions made by the Heritage AspenTech Compensation Committee. We also describe actions regarding compensation taken before and after fiscal 2022 when it enhances the understanding of our executive compensation program and we have included a discussion of fiscal 2023 compensation decisions made by our Human Capital Committee starting below on page 38.
In connection with the Closing of the Emerson Transactions, we changed our fiscal year end from September 30 to June 30, which aligns with the fiscal year end of Heritage AspenTech. Because Heritage AspenTech has historically determined, paid and reported compensation for the 12-month period ending June 30, and our named executive officers were executives officers of Heritage AspenTech prior to the Emerson Transactions, we believe a discussion of the compensation decisions made by the Heritage AspenTech Compensation Committee and Heritage AspenTech for the full 12-month fiscal year of Heritage AspenTech commencing on July 1, 2021 will provide a more fulsome picture of the compensation paid to our named executive officers. Accordingly, except where otherwise noted, references to “fiscal 2022” in this Compensation Discussion and Analysis section generally refer to the full 12-month fiscal year of Heritage AspenTech, and not to the nine-month period ended June 30, 2022.
Executive Summary
The Human Capital Committee believes (and prior to the Emerson Transactions, the Heritage AspenTech Compensation Committee believed) that our executive compensation program is responsibly aligned with the best interests of our stockholders and is appropriately designed and reasonable in light of the executive compensation programs of our peer group companies. Our program correlates to long-term stockholder value in that it encourages our named executive officers to work for our long-term prosperity and reflects a pay-for-performance philosophy and we believe does not encourage our employees to assume unnecessary or excessive risks. We use executive compensation to drive continued improvement in corporate operating and financial performance, and to reward our executives for contributing to that performance.
We use a mix of compensation elements in our program, including:
• base salary;
• annual variable cash incentive bonuses;
• long-term equity incentives in the form of stock options and RSUs;
• severance and change in control benefits; and
• medical, dental and life insurance and other similar benefits.
The highlights of Heritage AspenTech performance in fiscal 2022 that were directly linked to executive compensation decisions the Heritage AspenTech Compensation Committee made in fiscal 2022 include achieving the free cash flow and growth in annual spend targets established by the Heritage AspenTech Board as the two key performance metrics in the fiscal 2022 annual variable cash incentive plan:
•    Growth in annual spend target of 6.5%

•    Free cash flow target of $285.1 million

The Human Capital Committee confirmed achievement of the performance metrics following the end of fiscal 2022, with growth in annual spend of 8.5% and free cash flow of $286.0 million. The free cash flow calculation was based on the performance of Heritage AspenTech and disregarded a tax payment that became due as a result of the Emerson Transactions.

The highlights of the Heritage AspenTech executive compensation program for fiscal 2022 that we plan to maintain include:

•     Our executive compensation is heavily weighted toward at-risk, performance-based compensation designed to align the interests of our executives with those of our stockholders. In fiscal 2022, an average of approximately 90% of the compensation of our named executive officers (other than Mr. Pietri, our Chief Executive Officer), and 97% of Mr. Pietri’s compensation, was at-risk compensation in the form of variable cash compensation and equity awards. The actual economic value of our named executive officers’ equity awards will depend directly on the performance of our stock price over the period during which the awards vest and, with respect to stock options, could be as little as zero if our stock price were less than the exercise price of such stock options.

•     To provide long-term incentives and ensure that our executives maintain a long-term view of stockholder value, equity awards generally vest over four years.
•     We require our executives to maintain specified levels of ownership of our stock to ensure that our executives' interests are effectively aligned with those of our stockholders.
•    In line with our pay-for-performance philosophy, we do not offer multi-year guarantees for salary increases or non-performance-based guaranteed bonuses or equity compensation.

•     We do not provide our executives benefits under a supplemental executive retirement plan, or perquisites such as access to personal security, private aircraft, automobiles, financial planning advice, or club memberships.
•     Our Insider Trading Policy prohibits our executives from engaging in transactions to hedge or offset value declines in the value of our securities, such as short selling, put or call options, forward sale or purchase contracts, equity swaps and exchange funds.
•     Our executive retention agreements contain "double triggers" requiring termination of service other than for cause or resignation for good reason in connection with a change in control to trigger benefits. Those agreements do not provide for tax gross-up payments intended to offset the cost of excise taxes that could be imposed if any payments are considered "parachute payments" under the Internal Revenue Code.
The Human Capital Committee intends to consider the results of any say on pay vote in the context of our overall compensation philosophy, policies and decisions, and in the context of our desire to consider seriously the concerns of our stockholders.
In setting executive compensation for fiscal 2022, the Heritage AspenTech Compensation Committee and the Heritage AspenTech Board decided to use growth in annual spend and free cash flow as key performance metrics to assess performance. The Heritage AspenTech Compensation Committee and the Heritage AspenTech Board determined that comparing annual spend for different dates would provide insight into the growth and retention rates of Heritage AspenTech’s business. Since annual spend represents an estimate of the annualized value of our portfolio of term license agreements as of a specific date, it provided insight into the growth component of term licenses bookings during a fiscal period. Using this corporate performance objective that directly reflected Heritage AspenTech’s financial condition and results of operations was consistent with our pay-for-performance philosophy that was designed to align with the best interest of our stockholders.
Free cash flow was calculated as net cash provided by operating activities adjusted for the net impact of (a) purchases of property, equipment and leasehold improvements, (b) payments for capitalized computer software costs, and (c) other nonrecurring items, such as acquisition related payments. The Heritage AspenTech Compensation Committee and Heritage AspenTech Board believed that free cash flow was a useful measure to investors because it permitted them to view Heritage AspenTech’s performance using tools that Heritage AspenTech management used to gauge progress in achieving goals and as an indication of cash flow that may be available to fund future investments. Under the Heritage AspenTech variable cash bonus plan for fiscal 2022, each eligible executive's bonus was based solely on achievement of the corporate performance metrics (growth in annual spend and free cash flow), consistent with our philosophy to link executive compensation to corporate performance. However, the Chief Executive Officer (in the case of his direct reports) and the Heritage AspenTech Board (in the case of the Chief Executive Officer) may have reduced any award by up to 10 percent in his or its discretion. No such discretion was exercised for fiscal 2022. The plan did not contain individual performance metrics. For fiscal 2023 executive compensation, the Human Capital Committee modified the key performance metrics used to assess performance. For a description of the updated key performance metrics, please see “Fiscal 2023 Performance Goals” below.
Objectives and Philosophy of Our Executive Compensation Program
Our compensation philosophy for our executive officers is based on a desire to ensure sustained financial and operating performance, and to reward and retain talent that we believe is critical to our ongoing success. We believe that the compensation of our executive officers should align their interests with those of our stockholders and focus behavior on the achievement of both near-term corporate targets as well as long-term business objectives and strategies.

The primary objectives of our executive compensation program are as follows:
•    attract and retain talented and experienced executives in the highly competitive technology and software industries;

•     reward and retain executives whose knowledge, skills and performance are critical to our continued success, and simultaneously align their interests with those of our stockholders by motivating them to increase stockholder value;
•     balance retention compensation with pay-for-performance compensation by ensuring that a significant portion of total compensation is determined by financial operating results and the creation of stockholder value; and
•     motivate our executives to manage our business to meet short-term and long-term objectives and reward them appropriately for meeting or exceeding them.
Components of Our Executive Compensation Program
To achieve these objectives, we use a mix of compensation elements, including:
•     base salary;
•     annual variable cash incentive bonuses;
•     long-term equity incentives in the form of stock options and RSUs;
•     severance and change in control benefits; and
•     medical, dental and life insurance and other similar benefits.
In determining the amount and form of these compensation elements, we may consider a number of factors, including the following:
•     compensation levels paid by companies in our peer group, with a particular focus on target levels for total compensation based on total compensation targets of similarly situated officers employed by the peer companies, as we believe this approach helps us to hire and retain the best possible talent while at the same time maintaining a reasonable and responsible cost structure;
•     corporate performance, particularly as reflected in achievement of key corporate strategic, financial and operational goals such as growth and penetration of customer base and financial and operational performance, as we believe this encourages our named executive officers to focus on achieving our business objectives;
•    the need to motivate executives to address particular business challenges unique to a particular year;
•    broader economic conditions, in order to ensure that our pay strategies are effective yet responsible, particularly in the face of any unanticipated consequences of the broader economy on our business; and
•     individual negotiations with named executive officers, particularly in connection with their initial compensation package, as these executives may be leaving meaningful compensation opportunities at prior employers-or may be declining significant compensation opportunities at other potential employers-in order to work for us, as well as negotiations upon their departures, as we recognize the benefit to our stockholders of seamless transitions.
While the Human Capital Committee does not have a formal policy for determining the allocation between cash and non-cash compensation, or short-term and long-term compensation, historically the Heritage AspenTech Compensation Committee has allocated the majority of executives' total target compensation to equity compensation, aligning their interests with those of stockholders. . In fiscal 2022, an average of approximately 90% of the compensation of our named executive officers (other than Mr. Pietri, our Chief Executive Officer), and 97% of Mr. Pietri’s compensation, was at-risk compensation in the form of variable cash compensation and equity awards.

Determining Executive Compensation

Role of the Human Capital Committee

The Human Capital Committee (and prior to the Emerson Transactions, the Heritage AspenTech Compensation Committee) oversees our compensation and employee benefit plans and practices. As part of this responsibility, the Human Capital Committee reviews and approves executive officer compensation, including salary, bonus and incentive compensation levels; deferred compensation; executive officer perquisites; equity compensation (including awards to induce employment); severance arrangements; change-in-control benefits and other forms of executive officer compensation (in cash or otherwise). The Human Capital Committee reviews and approves corporate goals and objectives relevant to compensation of the executive officers and evaluates each executive officer’s performance in light of such goals and objectives for purposes of reviewing and approving the compensation of such executive officer.
For fiscal 2022, the Heritage AspenTech Board established corporate targets for growth in annual spend and free cash flow. The Heritage AspenTech Compensation Committee at its discretion historically presented to the Heritage AspenTech Board information regarding executive compensation matters for all executives. Compensation matters for all executives other than the Chief Executive Officer were approved by the Heritage AspenTech Compensation Committee and presented to the Board for informational purposes. The Heritage AspenTech Compensation Committee presented to the Board its recommendations on compensation matters for the Chief Executive Officer, including base salary and target bonus levels, for approval by the independent directors. In fiscal 2022, the Heritage AspenTech Board approved the Heritage AspenTech Compensation Committee’s recommendations as presented. Following the Emerson Transactions and for fiscal 2023, the Human Capital Committee makes all determinations with respect to compensation matters for the Chief Executive Officer. The Human Capital Committee also must report to the Board on at least an annual basis regarding the Chief Executive Officer’s compensation.
As part of its deliberations for fiscal 2022 compensation, the Heritage AspenTech Compensation Committee considered current compensation levels, industry and peer company benchmark data, recommendations from the company's human resources, accounting and finance and legal departments, and the recommendations of the Chief Executive Officer with respect to the other executives. The Heritage AspenTech Compensation Committee also reviewed materials and advice provided by an independent compensation consultant, Willis Towers Watson, in the Committee's deliberations on the amount, form and other aspects of executive compensation. The Heritage AspenTech Compensation Committee (prior to the Emerson Transactions) and our Human Capital Committee (following the Emerson Transactions) reviewed the independence of Willis Towers Watson pursuant to the SEC rules and concluded that no conflict of interest existed that would affect such firm’s independence.
Role of Management
For named executive officers other than our Chief Executive Officer, the Human Capital Committee (and, prior to the Emerson Transactions, the Heritage AspenTech Compensation Committee) solicits and considers the performance evaluations and compensation recommendations submitted to the Human Capital Committee by the Chief Executive Officer. Antonio J. Pietri, our Chief Executive Officer and a member of the Board, participated in the meetings of the Heritage AspenTech Compensation Committee relating to the amount of the fiscal 2022 compensation arrangements for each of the named executive officers, other than for Mr. Pietri.
Our human resources, accounting and finance, and legal departments work with our Chief Executive Officer to design and develop compensation programs that are applicable to named executive officers and other executive officers and that the Chief Executive Officer recommends to the Human Capital Committee. These departments also work with the Chief Executive Officer to recommend changes to existing compensation programs, to recommend financial and other performance targets to be achieved under those programs, to prepare analyses of financial data, to prepare peer group data summaries, to prepare other Human Capital Committee briefing materials, and ultimately to implement the decisions of the Board and its Human Capital Committee.
Compensation Benchmarking
In accordance with the executive compensation philosophy described above, the Heritage AspenTech Compensation Committee reviewed relevant market and industry practices on executive compensation to balance the need to compete for talent with the need to maintain a reasonable and responsible cost structure, as well as with the goal of aligning the interests of the named executive officers with those of stockholders. In making compensation decisions for fiscal 2022, the Heritage AspenTech Compensation Committee reviewed publicly available information on practices and programs and compensation levels of members of a peer group selected by the Heritage AspenTech Compensation Committee. The composition of the peer group was historically reviewed and updated by the Heritage AspenTech Compensation Committee annually, based in part on the recommendations of its independent compensation consultant, as well as the recommendations of the Chief Executive Officer.
In general, in fiscal 2022, the Heritage AspenTech Compensation Committee set base salary and total compensation at or near the median of the peer group. In addition to peer group analysis, the Heritage AspenTech Compensation Committee also considered a number of factors, such as economic conditions and individual specific factors, and reviewed global industry survey data to confirm the reasonableness of the mix of proposed compensation levels. Our Human Capital Committee believes this general approach will help us to compete in hiring and retaining the best possible talent while at the same time maintaining a reasonable and responsible cost structure.
Peer Group for Heritage AspenTech Fiscal 2022 Compensation Decisions
In the first calendar quarter of 2021, in consultation with the independent compensation consultant, Willis Towers Watson, the Heritage AspenTech Compensation Committee discussed and confirmed the following criteria for selecting peer group companies:
•    Publicly traded, U.S.-based enterprise software companies. Public disclosures by U.S. companies provide detailed compensation information that enabled the Heritage AspenTech Compensation Committee to evaluate compensation for the named executive officers.
•    Companies within a specific revenue range of Heritage AspenTech’s revenue. For comparison purposes, Heritage AspenTech used a peer company’s latest fiscal year revenue and Heritage AspenTech’s forecasted revenue for the current fiscal year. This analysis was done in January and February, so Heritage AspenTech used peer company revenue for fiscal years ending on or before December 31 of the previous calendar year.
•    Revenue ranging from 75% to 250% of Heritage AspenTech’s revenue. The Heritage AspenTech Compensation Committee believed this range was appropriate for its strong profitability and attendant market capitalization and compensation trends in its industry.
•    Market capitalization of at least 20% of Heritage AspenTech’s market capitalization.
•    Massachusetts-based software companies with whom Heritage AspenTech competed for executive talent.
The goal of the Heritage AspenTech Compensation Committee was to maintain a robust peer group and, when possible, keep it unchanged from year to year. A consistent group of companies allowed the Heritage AspenTech Compensation Committee to better understand and analyze compensation trends in its industry.
The peer group identified by the Heritage AspenTech Compensation Committee for fiscal 2022 included the same companies that were included in the peer group for fiscal 2021. The 15 companies in the peer group are listed below.

ACI Worldwide, Inc.
ANSYS, Inc.
Bottomline Technologies (de), Inc.
Commvault Systems, Inc.
Cornerstone OnDemand, Inc.
Fair Isaac Corporation
Guidewire Software, Inc.
Manhattan Associates, Inc.
MicroStrategy Incorporated
Paycom Software, Inc.
Paylocity Holding Corporation
Progress Software Corporation
PTC Inc.
RingCentral, Inc.
Verisign, Inc.

At the time the Heritage AspenTech Compensation Committee reviewed peer group data for the purposes of fiscal 2022 compensation analysis, the peer group had annual revenue between $412.5 million and $1.445 billion and market capitalization between $1.464 billion and $22.622 billion. Heritage AspenTech’s fiscal 2021 revenue was approximately at the 34th percentile of the peer group and market capitalization approximately at the 59th percentile.

Peer Group for Fiscal 2023 Compensation Decisions
In the second quarter of fiscal 2022, the Heritage AspenTech Compensation Committee recognized that the consummation of the Emerson Transactions would constitute a significant and material change that would merit substantial changes to the peer group. Accordingly, the peer group identified for fiscal 2023 included the following companies listed below.

ACI Worldwide, Inc.

ANSYS, Inc.
DocuSign, Inc.
Envestnet, Inc.
Fair Isaac Corporation
Nuance Communications, Inc.
PTC Inc.
RingCentral, Inc.
Teradata Corporation
The Trade Desk, Inc.
Verint Systems Inc.
Xperi Holding Corporation
Zendesk, Inc.

Following the Closing, the Human Capital Committee, in consultation with the independent compensation consultant, Willis Towers Watson, reviewed publicly available information on practices and programs and compensation levels of members of the peer group listed above. At the time the Human Capital Committee reviewed peer group data for purposes of our fiscal 2023 compensation analysis, the peer group had annual revenue between $836 million and $1.836 billion and market capitalization between $2.211 billion and $42.8 billion.

Reasons for Providing and Manner of Structuring the Key Compensation Elements

Base Salary

The Human Capital Committee recognizes the importance of base salary as an element of compensation that helps to attract and retain executives. We provide base salary as a fixed source of compensation for executives, allowing them a degree of certainty as a significant portion of their total compensation was "at risk" and dependent upon the achievement of financial goals. Historically, the Heritage AspenTech Compensation Committee reviewed the salaries for each named executive officer on an annual basis.

For fiscal 2022, the Heritage AspenTech Compensation Committee initially consulted the peer group and other global industry data, as well as an analysis developed by the Heritage AspenTech Compensation Committee's independent compensation consultant, Willis Towers Watson, and other factors specific to each named executive officer and then made an independent determination of base salary for each named executive officer. The base salaries thus established are set forth in the table below. As discussed below, base salaries were reexamined in light of the Emerson Transactions for fiscal 2023.

Named Executive Officer	Fiscal 2021 Base Salary ($)	Fiscal 2022 Base Salary ($)(1)	Percentage Increase (%)
Antonio J. Pietri	600,000	600,000	–
Chantelle Breithaupt	425,000	425,000	–
Manish Chawla	--	400,000	N/A(2)
Frederic G. Hammond	370,750	375,000	1.1%

(1) When determining fiscal 2022 base salaries, the Heritage AspenTech Compensation Committee considered peer group data in accordance with the Heritage AspenTech Compensation Committee's general philosophy to target base salary levels at or near the median of the peer group. The Heritage AspenTech Compensation Committee also considered other relevant data such as experience, tenure and performance.
(2) Mr. Chawla was appointed as our Executive Vice President and Chief Revenue Officer, effective April 18, 2022.

Variable Cash Compensation

In addition to base salary, named executive officers are eligible to earn additional cash compensation through annual variable cash bonuses. These are intended to motivate executives to work at the highest levels of their individual abilities and to achieve company-wide operating and strategic objectives. The Human Capital Committee recognizes the important role that variable cash compensation plays in attracting and retaining executives and therefore generally seeks to set target levels for variable bonuses (that is, payouts for target performance achievement) so that each target cash bonus is at or near the median of target cash bonus compensation of similarly situated executives in our peer group.

The Heritage AspenTech Compensation Committee generally started the process of determining the target bonus levels by which performance will be measured under the bonus programs for executives (other than the Chief Executive Officer, whose target bonus level was set by the Heritage AspenTech Board, excluding the Chief Executive Officer) in the last quarter before the start of the applicable fiscal year. Historically, in the fourth quarter of each fiscal year, the Heritage AspenTech Compensation Committee considered the target bonus percentages for the next fiscal year for executives (other than the Chief Executive Officer). As part of this analysis, the Heritage AspenTech Compensation Committee considered the likely bonus payouts for the ongoing fiscal year for executives (other than the Chief Executive Officer) and reviewed its preliminary analysis with the Chief Executive Officer, in connection with their consideration of expected financial results for the prior year, budgets for the applicable year and the economic forecast for the applicable year. The Heritage AspenTech Compensation Committee also considered peer group company data provided or confirmed by an independent compensation consultant. The Chief Executive Officer then made a recommendation to the Heritage AspenTech Compensation Committee as to the target bonuses that the other executives should be eligible to earn for the applicable year, and the Heritage AspenTech Compensation Committee reviewed those recommendations. Historically, in the first quarter of a fiscal year, after financial results for the prior year had become available, the Heritage AspenTech Compensation Committee reviewed and finalized its earlier discussions regarding the structure and elements of compensation for the new fiscal year. Among other things, the Heritage AspenTech Board would approve the corporate performance goals for the year. In July 2022, the Human Capital Committee reviewed and finalized the bonus payouts for fiscal 2022 and reviewed and finalized the structure and elements of compensation for fiscal 2023.

In addition to awards based on the performance metrics established in the applicable incentive bonus plan, the Human Capital Committee may make discretionary awards under the plan to eligible employees in such amounts as the Human Capital Committee determines are appropriate and in our best interests. If an executive’s employment terminates prior to the end of the performance period, eligibility for any payment will be subject to the retention agreement then in effect between us and the executive as described in the discussion of the employee retention agreements below in "Employment and Change in Control Agreements."

The process of establishing variable cash compensation for fiscal 2022 was completed in the first quarter of fiscal 2022. In addition to considering our corporate performance goals, the Heritage AspenTech Compensation Committee performed a detailed analysis for each named executive officer against the peer group and other global industry data. On July 27, 2021, the Heritage AspenTech Compensation Committee approved the form of the Executive Bonus Plan for fiscal 2022 (the “2022 Executive Plan”), a cash incentive bonus plan for executives for fiscal 2022. The participants in the 2022 Executive Plan include Antonio J. Pietri, our President and Chief Executive Officer, and certain other members of our senior management, including each of the following named executive officers for fiscal 2022: Chantelle Breithaupt, our current Senior Vice President and Chief Financial Officer and Frederic G. Hammond, our Senior Vice President, General Counsel and Secretary. Manish Chawla, our Chief Revenue Officer, joined Heritage AspenTech in April 2022 and was not eligible for a bonus under the 2022 Executive Plan.

2022 Executive Plan
Any amounts earned under the 2022 Executive Plan were payable in cash and directly tied to achievement of Heritage AspenTech corporate financial targets. Amounts payable under the 2022 Executive Plan established by the Heritage AspenTech Compensation Committee are based and weighted as follows:
•    60% of the overall bonus is based on achievement of our growth in annual spend target; and
•    40% of the overall bonus is based on achievement of our free cash flow target.
Growth in annual spend and free cash flow were selected as the primary corporate performance goals for fiscal 2022. The Heritage AspenTech Compensation Committee determined that growth in annual spend was a useful metric for analyzing our business performance because comparing annual spend for different dates can provide insight into the growth and retention rates of our business. Since annual spend represents an estimate of the annualized value of our portfolio of term license agreements as of a specific date, it provides insight into the future value of subscription and software revenue. Free cash flow is calculated as net cash provided by operating activities adjusted for the net impact of (a) purchases of property, equipment and leasehold improvements, (b) payments for capitalized computer software costs, and (c) other nonrecurring items, such as payments related to acquisitions and integration planning. The Heritage AspenTech Compensation Committee determined that free cash flow was a useful measure to investors because it permits them to view our performance using tools that management uses to gauge progress in achieving our goals, and is an indication of cash flow that may be available to fund future investments.

The 2022 Executive Plan goals incorporated targets approved by the Heritage AspenTech Board as part of the fiscal 2022 operating plan. In order for any bonus to be payable to any executive for achievement of any metric, achievement of at least 70% of the applicable target metric was necessary. Each metric was measured independently. The Heritage AspenTech Board generally set the target performance level for the corporate financial objectives at a level that would only be achieved if Heritage AspenTech continued to substantially improve on its past levels of performance, and if executives performed at very high levels. As a result, the Heritage AspenTech Compensation Committee believed that 2022 Executive Plan growth in annual spend and free cash flow targets would be difficult to reach but would be attainable with significant effort, while not entailing taking unnecessary or excessive risks.
In fiscal 2022, performance was evaluated at mid-year and at year-end, and each named executive officer participating in the 2022 Executive Plan was eligible to earn a bonus of up to 25% of the officer's annual bonus target at mid-year and 75% at year-end under the 2022 Executive Plan. The mid-year evaluation by the Heritage AspenTech Compensation Committee was based on mid-year performance of corporate performance goals only, and payments could not exceed 25% of the annual bonus targets. If less than 25% of the target bonus was earned at mid-year, the unrealized difference (up to the 25% mid-year potential) could be made up at year-end based on annual achievement against annual goals. If mid-year payments were made and we underachieved the metrics for the full year, each officer would have been required to refund to the company the amount by which the officer's mid-year payment exceeded the total amount the officer was entitled to receive for the year. No such clawback was required for fiscal 2022.
Heritage AspenTech exceeded both metrics during the first half of the year, so the named executive officers earned the maximum payout of 25% of their respective annual target bonuses.
The year-end payment is based on total annual performance against the annual performance targets less any payment received at mid-year. Annual company performance goals and achievement of such goals were as follows for fiscal 2022.

Plan Metric	Financial Target ($)	Actual Results ($)
Growth in annual spend	6.5%	8.5%
Free cash flow	$285.1 million	$286.0 million

Bonuses for achievement of these metrics were paid as shown in the following table.

Named Executive Officer	Fiscal 2022 Annual Target Cash Payment ($)	Total Bonus Earned for Fiscal 2022 ($)
Antonio J. Pietri	800,000	800,000
Chantelle Breithaupt	300,000	300,000
Manish Chawla	400,000	– (1)
Frederic G. Hammond	285,000	285,000

(1) Mr. Chawla commenced employment in April 2022. Accordingly, he was not eligible to participate in the 2022 Executive Bonus Plan.

Equity Compensation
We provide a portion of our executive compensation in the form of stock options and RSUs that vest over time. We believe that this helps to retain our executives and aligns their interests with those of our stockholders by allowing the executives to participate in our longer-term success through stock price appreciation.
Our equity award program is the primary vehicle for offering long-term incentives to our executives. We believe that equity grants help to align the interests of our executives and our stockholders, provide our executives with a strong link to our long-term performance and also create an ownership culture. Our equity awards take the form of stock options and RSUs. Stock options generally require significant growth in stockholder value to generate long-term value to our executives which is in line with our performance-oriented culture. In addition, the vesting feature of our equity grants is intended to further our goal of executive retention by providing an incentive to an executive to remain in our employ during the vesting period. RSUs have intrinsic value which is important in retaining our executive talent.

The Human Capital Committee carefully considers the mix of equity instruments when determining annual equity awards to ensure that the executive's total compensation conforms to our overall philosophy and objectives. In determining the size and mix of equity grants to our executives, the Human Capital Committee considers comparative equity grants received by executives in our peer group and in the global industry survey data generally at the median, and also considers the individual executive's performance, contributions and level of responsibility, and the executive's ability to significantly influence our growth and profitability. In addition, the Human Capital Committee takes into account our company-level performance and the recommendations of the Chief Executive Officer other than for himself.
Our and Heritage AspenTech’s equity awards have taken the form of stock options and RSUs. All grants of options and RSUs to our executives are approved by the Human Capital Committee or were approved by the Heritage AspenTech Compensation Committee (or, in the case of our Chief Executive Officer were determined by the Heritage AspenTech Compensation Committee and then recommended to the Heritage AspenTech Board for approval). At the Closing of the Emerson Transactions, each outstanding option and outstanding RSU award of Heritage AspenTech was converted into an option or RSU, respectively, of our common stock based on an exchange ratio determined in accordance with the Transaction Agreement.
We generally make an initial equity award of stock options and/or RSUs to new executives and an annual equity program grant in the first quarter of each fiscal year as part of our overall compensation program. The exercise price of all stock options is the fair market value on the grant date, which is set at the closing price of our common stock on the trading day immediately preceding the grant date. Generally, the equity awards we grant to our executives vest pro rata over the first sixteen quarters of a ten-year option term. Unvested awards are forfeited upon termination of employment, except in the case of death or disability. Exercise rights usually cease 90 days after termination of employment, except in the case of death or disability. Prior to the exercise of an option, or vesting of an RSU, the holder has no rights as a stockholder with respect to the shares subject to such equity awards, including voting rights and the right to receive dividends or dividend equivalents. Historically, the value of the annual equity awards to our Chief Executive Officer was allocated 65% to RSUs and 35% to options, and the value of annual equity awards to each of our other executive officers was allocated 75% to RSUs and 25% to options. Following the consummation of the Emerson Transactions for the annual equity awards granted in fiscal 2023, the Human Capital Committee determined that the value of the annual equity awards to each of our executive officers should be allocated 65% to RSUs and 35% to options.
Fiscal 2022 Heritage AspenTech Equity Awards
As set forth in the table below, the Heritage AspenTech Compensation Committee granted annual equity awards to Messrs. Pietri and Hammond and Ms. Breithaupt on September 1, 2021. These awards vest in sixteen equal consecutive quarterly installments on the last business day of the quarter, beginning with the quarter ending September 30, 2021. The Heritage AspenTech Compensation Committee considered the comparative data and individual performance factors described above when determining the value of each grant. The Heritage AspenTech Compensation Committee exercised its collective business judgment and experience in making these determinations, with the objective of recognizing each executive's level of responsibility and contributions during the past year and retaining each executive and providing appropriate incentives for the future. The Heritage AspenTech Compensation Committee did not use an arithmetic scorecard in determining the appropriate value of each grant or each executive's performance, contribution or value to us, and instead developed a consensus based primarily on reviewing data from the Company’s peer group. In determining the allocation of the awards between stock options and RSUs, the Heritage AspenTech Compensation Committee considered the different goals intended to be achieved through these different types of awards as discussed above.

Fiscal 2022 Equity Awards
Named Executive Officer(1)	Type of Equity Award	Number of Shares Subject to Award (#)
Antonio J. Pietri	Stock Options	58,956
	Restricted Stock Units	31,752

Chantelle Breithaupt	Stock Options	19,513
	Restricted Stock Units	10,509

Manish Chawla (1)	Stock Options	--
	Restricted Stock Units	--

Frederic G. Hammond	Stock Options	8,006
	Restricted Stock Units	6,966

(1) Mr. Chawla commenced employment in April 2022. Upon commencement of his employment, Mr. Chawla received a stock option to purchase 9,485 shares and 8,253 RSUs.
Special Fiscal 2022 Equity Awards
In addition, as part of a retention program adopted for certain employees in connection with the Emerson Transactions, the Heritage AspenTech Compensation Committee recommended and the Heritage AspenTech Board approved, equity grants in October 2021 for Ms. Breithaupt and Mr. Hammond as set forth in the table below. Twenty-five percent of the awards vested on the Closing date of the Emerson Transactions and the balance vests on the first day of the 18th month following the month in which the Closing occurs.

Named Executive Officer	Type of Equity Award	Number of Shares Subject to Award (#)
Chantelle Breithaupt	Restricted Stock Units	4,013

Frederic G. Hammond	Restricted Stock Units	3,540

June 2022 CEO Equity Awards
In June 2022, following consummation of the Emerson Transactions, we granted Mr. Pietri 40,313 RSUs and an option to purchase 74,851 shares. As discussed below in “Fiscal 2023 Compensation Actions - Equity Awards”, the Human Capital Committee did not grant Mr. Pietri an annual program grant award for fiscal 2023.
Fiscal 2023 Compensation Actions
The Human Capital Committee took the following additional actions related to named executive officer compensation after the year ended June 30, 2022 through the date of this Proxy Statement.
Base Salary
In July 2022, the Human Capital Committee, and in the case of Mr. Pietri, the Board, established base salaries for fiscal 2023 of our named executive officers. In determining fiscal 2023 base salaries, the Human Capital Committee considered data from our peer group. The base salaries thus established are set forth in the table below.

Named Executive Officer	Fiscal 2022 Base Salary ($)	Fiscal 2023 Base Salary ($)(1)	Percentage Increase (%)
Antonio J. Pietri	600,000	750,000	25%
Chantelle Breithaupt	425,000	450,000	5.9%
Manish Chawla	400,000	400,000	-%
Frederic G. Hammond	375,000	375,000	-%

(1) When determining fiscal 2023 base salaries, the Human Capital Committee considered peer group data in accordance with the Committee's general philosophy to target base salary levels at or near the median of our peer group. The Human Capital Committee also considered other relevant data such as experience, tenure and performance.

2023 Executive Plan

On July 27, 2022, we approved an Executive Bonus Plan for fiscal 2023 (the “2023 Executive Plan”), for each of our executive officers and certain other members of senior management. The purpose of these plans is to motivate and reward performance for the achievement of certain objectives for fiscal 2023. Payments under the 2023 Executive Plan are based upon the achievement of certain corporate performance metrics established by the Board and the achievement of certain synergies associated with the Emerson Transactions. The annual targets under the 2023 Executive Plan for each of the named executive officers for fiscal 2023 are as follows.

Named Executive Officer	Fiscal 2023 Annual Target Cash Payment ($)
Antonio J. Pietri	900,000
Chantelle Breithaupt	375,000
Manish Chawla	400,000
Frederic G. Hammond	325,000

Fiscal 2023 Performance Goals
For fiscal 2023, we selected objectives for the 2023 Executive Plan consisting of target amounts for growth in annual contract value (“ACV”), free cash flow, annual contract value synergies associated with the Emerson Transactions and cost synergies associated with the Emerson Transactions. These metrics were determined to be important to increasing the value of our common stock, therefore aligning the financial interests of executives with those of our stockholders.
ACV is an estimate of the annual value of our portfolio of term license and software maintenance and support (“SMS”) contracts, the annual value of SMS agreements purchased with perpetual licenses, and the annual value of standalone SMS agreements purchased with certain legacy term license agreements, which have become an immaterial part of our business.

Comparing ACV for different dates can provide insight into the growth and retention rates of our recurring software business because ACV represents the estimated annual billings associated with our recurring license and maintenance agreements at any point in time. Management uses the ACV business metric to evaluate the growth and performance of our business as well as for planning and forecasting purposes. We believe that ACV is a useful business metric to investors as it provides insight into the growth component of our software business.

Free cash flow is calculated as net cash provided by operating activities adjusted for the net impact of (a) purchases of property, equipment and leasehold improvements, (b) payments for capitalized computer software costs, and (c) other nonrecurring items, such as payments related to acquisitions and integration planning. Management believes that this financial measure is useful to investors because it permits investors to view our performance using the same tools that management uses to gauge progress in achieving our goals. We believe this measure is also useful to investors because it is an indication of cash flow that may be available to fund investments in future growth initiatives or to repay borrowings under the Amended and Restated Credit Agreement, dated December 23, 2019, among Heritage AspenTech, the other loan parties from time to time party thereto, the lenders party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent, and it is a basis for comparing our performance with that of our competitors.

The growth in ACV metric is weighted at 50%, the free cash flow metric is weighted at 35%, the achievement of target growth in annual contract value synergies is weighted at 10% and the achievement of target cost synergies is weighted at 5% for purposes of determining each eligible executive's bonus. In order for a bonus to be payable for achievement of any metric, we must achieve at least 70% of that metric. Achievement of above-target performance does not increase the bonus amount, i.e., the maximum bonus award is 100% of the target. We believe this is an appropriate and effective way to link incentive compensation to corporate performance. For fiscal 2023, these plans do not contain individual performance metrics. Instead, each eligible executive's bonus is based solely on achievement of the corporate performance metrics, which is consistent with our philosophy to link executive compensation to corporate performance. In addition, the Chief Executive Officer (in the case of his direct reports) and the Human Capital Committee (in the case of the Chief Executive Officer) may reduce any award otherwise payable hereunder by up to ten percent in his or its discretion.
In fiscal 2023, performance against the metrics under each plan will be evaluated at mid-year and at year-end. There is the potential for a mid-year payment based on performance against mid-year targets for growth in ACV and free cash flow, not to exceed 25% of the annual bonus target. If an executive's employment terminates prior to the end of the performance period, eligibility for any payment will be subject to the retention agreement then in effect between us and the executive. If mid-year payments are made and we underachieve the metrics for the full year, each executive must refund the amount by which the executive's mid-year payment exceeds the total amount the executive is entitled to receive for the year. In addition to awards based on the performance metrics established under each plan, the Human Capital Committee may make a discretionary award to the executive in such amount as the Human Capital Committee determines to be appropriate and in our best interests.
Equity Awards
The Human Capital Committee approved the annual program grant awards for fiscal 2023 in August 2022. In considering such awards, the Human Capital Committee reviewed peer group data in line with the Committee's general approach to target equity compensation at or near the median. The Human Capital Committee also considered each individual's performance and level of contribution when determining the value of fiscal 2023 equity awards. As described above, the Human Capital Committee determined that the value of the equity award for our executive officers for fiscal 2023 would be allocated 65% to RSUs and 35% to stock options (which represents a change from 75% and 25%, respectively, which had previously applied in Heritage AspenTech to executive officers other than our Chief Executive Officer). The awards issued in September 2022 to our fiscal 2022 named executive officers are as follows.

Named Executive Officer	Type of Equity Award	Value of Equity Award ($)
Antonio J. Pietri(1)	Stock Options	--
	Restricted Stock Units	--

Chantelle Breithaupt	Stock Options	1,050,000
	Restricted Stock Units	1,950,000

Manish Chawla	Stock Options	875,000
	Restricted Stock Units	1,625,000
Frederic G. Hammond	Stock Options	525,000
	Restricted Stock Units	975,000

(1) Mr. Pietri received equity awards in June 2022, as described above, following the Closing of the Emerson Transactions. Accordingly, Mr. Pietri did not receive an additional annual equity grant for fiscal 2023.
Benefits and Other Compensation
We maintain broad-based benefits that are provided to all employees, including health and dental insurance, life and disability insurance and a 401(k) plan. Executives are eligible to participate in all of our employee benefit plans, in each case on the same basis as other employees. Our named executive officers are not entitled to benefits that are not otherwise available to all employees.
Stock Ownership Guidelines
We maintain stock ownership guidelines requiring each of our named executive officers to own our stock (including long shares as well as the net value of vested, unexercised stock options) with a value related to each individual's annual salary. Under these guidelines, our Chief Executive Officer is required to own stock with a value equal to at least three times his annual salary, and each of our other named executive officers is required to hold stock with a value of at least one times the officer's annual salary. New named executive officers have five years from the date that they become named executive officers to reach the applicable ownership threshold. As of the record date, all of our named executive officers are in compliance with our stock ownership guidelines. We also maintain stock ownership guidelines for our non-employee directors, which are described below in “Director Compensation-Director Stock Ownership Guidelines.”
Severance and Change in Control Benefits
Pursuant to the executive retention agreements Heritage AspenTech entered into with each of our named executive officers, which agreements we assumed in connection with the Emerson Transactions, and to the provisions of the applicable equity plans and equity award agreements, those executives are entitled to specified benefits in the event of the termination of their employment under specified circumstances, including termination following a change in control. We have provided more detailed information about these benefits, along with estimates of value under various circumstances, in the table below under "Employment and Change in Control Agreements."
Heritage AspenTech believed and we believe that these agreements assist in maintaining a competitive position in terms of attracting and retaining key executives. The agreements also support decision-making that is in the best interests of our stockholders and enable our executives to focus on company priorities. We believe that our severance and change in control benefits are generally in line with prevalent peer practice with respect to severance packages offered to executives.
Change in control benefits under the executive retention agreements are structured as "double trigger" benefits. In other words, the change in control, standing alone, does not trigger benefits; rather, benefits are paid only if the employment of the executive is also terminated during a specified period after the change in control (which was triggered by the Emerson Transactions) and under the circumstances described below in "-Employment and Change in Control Agreements."
Tax and Accounting Considerations
The accounting and tax treatment of particular forms of compensation do not materially affect our compensation decisions. However, we evaluate the effect of such accounting and tax treatment on an ongoing basis and will make appropriate modifications to compensation policies where appropriate. Section 162(m) of the Internal Revenue Code of 1986, or IRC, generally places a $1 million limit on the amount of compensation a publicly held company can deduct in any tax year on compensation paid to “covered employees.” Prior to the passage of the 2017 Tax Cuts and Jobs Act, performance-based compensation paid to our “covered employees” could be structured to be excluded from this $1 million deduction limit. As a result of changes in the tax law, this previously available exclusion for performance-based compensation is generally no longer available after 2018. The Human Capital Committee considers tax deductibility as one of many factors in determining executive compensation and retains discretion to award compensation that it determines to be consistent with the goals of our executive compensation program even if such compensation is not tax deductible by us.
Risk Analysis of Compensation Policies and Programs
The Human Capital Committee has reviewed the compensation policies generally applicable to our employees and believes that these policies do not encourage excessive and unnecessary risk-taking and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on our company. The design of the compensation policies and programs encourages employees to remain focused on both our short-and long-term goals. For example, while the cash bonus plan measures performance on an annual basis, the equity awards vest over a number of years, which we believe encourages employees to focus on sustained stock price appreciation, thus limiting the potential for excessive risk-taking. In addition, we believe our stock ownership guidelines for our directors and named executive officers may mitigate against excessive and unnecessary risk-taking by requiring directors and named executive officers to hold a significant position in our stock during their period of service to the company.
Conclusion
Through the compensation arrangements described above, a significant portion of each executive's compensation is contingent on our company-wide performance. Therefore, the realization of benefits by the executive is closely aligned with our achievements and increases in stockholder value. We remain committed to this philosophy of paying for performance, recognizing that the competitive market for talented executives and the volatility of our business may result in highly variable compensation in any particular time period. The Human

Capital Committee gives careful consideration to our executive compensation program, including each element of compensation for each executive. The Human Capital Committee believes the executive compensation program is reasonable relative to the peer group. The Human Capital Committee also believes that the compensation program gives each executive appropriate incentives, based on the executive's responsibilities, achievements and ability to contribute to our performance. Finally, the Human Capital Committee believes that our compensation structure and practices encourage management to work for real innovation, business improvements and outstanding stockholder returns, without taking unnecessary or excessive risks.

EXECUTIVE COMPENSATION

Summary Compensation Table for Fiscal 2022
As required by SEC rules, the following table contains information regarding compensation earned during the 2022 transition period (October 1, 2021 through June 30, 2022) and the last three fiscal years ending September 30 by our named executive officers, who consist of Antonio J. Pietri, our President and Chief Executive Officer; Chantelle Breithaupt, our Senior Vice President and Chief Financial Officer; Manish Chawla, our Executive Vice President and Chief Revenue Officer; and Frederic G. Hammond, our Senior Vice President, General Counsel and Secretary. Compensation paid prior to the Closing of the Emerson Transactions was paid by Heritage AspenTech.

SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)(4)

Antonio J. Pietri	2022	468,750	7,800,162	6,065,925	600,000	7,175	14,942,013
President and	2021	600,000	4,649,941	2,839,705	320,000	9,273	8,418,919
Chief Executive Officer	2020	600,000	--	--	713,920	8,211	1,322,131
	2019	586,186	4,650,012	1,654,182	721,990	8,967	7,621,337

Chantelle Breithaupt	2022	318,750	637,545	--	225,000	7,509	1,188,804
Senior Vice President and	2021	223,670	1,527,637	980,373	33,205	6,120	2,771,005
Chief Financial Officer

Manish Chawla	2022	83,333(4)	1,500,148	628,950	--	1,026	2,213,458
Executive Vice President and Chief Revenue Officer

Frederic G. Hammond	2022	281,250	562,400	--	213,750	7,654	1,065,054
Senior Vice President, General Counsel and Secretary	2021	371,635	899,997	347,717	107,100	8,351	1,734,800
	2020	347,800	--	--	238,940	8,530	595,270
	2019	355,067	750,049	266,814	260,820	9,186	1,641,936

(1) Amounts shown represent aggregate grant date fair value computed in accordance with ASC Topic 718, with respect to restricted stock units, or RSUs, and stock options granted to the named executive officers. Pursuant to SEC rules, the amounts shown disregard the impact of estimated forfeitures related to service-based vesting conditions. Each stock option was granted with an exercise price equal to the fair market value of our common stock on the grant date. For a description of the assumptions relating to our valuations of the RSUs and stock options, see note 13 to the consolidated financial statements included in our Annual Report on Form 10-K for fiscal 2022, filed with the SEC on August 2021 which identifies assumptions made in the valuation of option awards.

(2) Prior to the Closing of the Emerson Transactions, amounts shown consist of awards based on performance under AspenTech’s 2022 Executive Plan and equivalent predecessor plans for each respective fiscal year.

(3) Amounts shown include matching contributions under our 401(k) deferred savings retirement plan and the annual dollar value associated with life and death and disability insurance premiums.
	(2) Prior to the Closing of the Emerson Transactions, amounts shown consist of awards based on performance under AspenTech’s 2022 Executive Plan and equivalent predecessor plans for each respective fiscal year.
(4) Mr. Chawla was appointed as our Executive Vice President and Chief Revenue Officer, effective April 18, 2022. Accordingly, his salary amount reflects the prorated amount of his salary from such date. Mr. Chawla was not eligible to receive a bonus under the 2022 Executive Plan.

Supplemental Summary Compensation Table –Heritage AspenTech Fiscal 2022
Because Heritage AspenTech has historically paid and reported compensation based on full fiscal years ending June 30, the following table is provided on a supplemental basis to report compensation paid to our named executive officers during the 12-month periods ending June 30, 2022, June 30, 2021 and June 30, 2020.

SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)(4)

Antonio J. Pietri	2022	618,750	12,415,316	8,791,461	800,000	9,567	22,635,094
President and	2021	600,000	4,649,941	2,839,705	320,000	9,273	8,418,919
Chief Executive Officer	2020	600,000	4,650,012	1,654,182	713,920	8,211	7,626,325

Chantelle Breithaupt	2022	425,000	2,165,028	902,086	300,000	10,012	3,802,126
Senior Vice President	2021	117,420	2,027,673	836,038	33,205	6,120	3,020,456
and Chief Financial Officer

Manish Chawla	2022	83,333(4)	1,500,148	628,950	628,950	1,368	2,213,800
Executive Vice President
and Chief Revenue Officer

Frederic G. Hammond	2022	374,823	1,574,908	370,117	285,000	10,205	2,615,053
Senior Vice President,	2021	370,750	899,997	347,717	107,100	8,351	1,733,915
General Counsel and Secretary	2020	370,750	750,049	266,814	238,940	8,530	1,635,083

(1) Amounts shown represent aggregate grant date fair value computed in accordance with ASC Topic 718, with respect to restricted stock units, or RSUs, and stock options granted to the named executive officers. Pursuant to SEC rules, the amounts shown disregard the impact of estimated forfeitures related to service-based vesting conditions. Each stock option was granted with an exercise price equal to the fair market value of our common stock on the grant date. For a description of the assumptions relating to our valuations of the RSUs and stock options, see note 13 to the consolidated financial statements included in our Annual Report on Form 10-KT for fiscal 2022, filed with the SEC on August 2021 which identifies assumptions made in the valuation of option awards.

(2) Amounts shown consist of awards based on performance under the Heritage AspenTech 2022 Executive Plan and equivalent predecessor plans for each respective fiscal year. For additional information regarding these awards in fiscal 2022, see ‘‘Compensation Discussion and Analysis-Variable Cash Compensation.’’

(3) Amounts shown include matching contributions under our 401(k) deferred savings retirement plan and the annual dollar value associated with life and death and disability insurance premiums.

(4) Mr. Chawla was appointed as our Executive Vice President and Chief Revenue Officer, effective April 18, 2022. Accordingly, his salary amount reflects the prorated amount of his salary from such date. Mr. Chawla was not eligible to receive a bonus under the 2022 Executive Plan.

Grants of Plan-Based Awards for Fiscal 2022
The following table shows all plan-based awards granted to our named executive officers during fiscal 2022. The equity awards granted in fiscal 2022 identified in the table below are also reported in the table entitled “Outstanding Equity Awards at Fiscal Year-End.” This table includes the grant of plan-based awards to our named executive officers by Heritage AspenTech during the Heritage AspenTech fiscal year 2022 prior to consummation of the Emerson Transactions. For additional information regarding the non-equity incentive plan awards, please refer to “Compensation Discussion and Analysis- Reasons for Providing and Manner of Structuring the Key Compensation Elements.”

GRANTS OF PLAN-BASED AWARDS TABLE

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (#) (2)	All Other Stock Awards: Number of Securities Underlying Options (#) (3)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Antonio J. Pietri	N/A	400,000	800,000	800,000
	9/1/2021				31,752			4,615,153
	9/1/2021					58,956	145.35	2,725,536
	6/1/2022				40,313			7,800,162
	6/1/2022					74,851	193.49	6,065,925
Chantelle Breithaupt	N/A	150,000	300,000	300,000
	9/1/2021				10,509			1,527,483
	9/1/2021					19,513	145.35	902,086
	10/10/2021				4,013			637,545
Manish Chawla	N/A	200,000	400,000	400,000
	4/18/2022				8,253			1,500,148
	4/18/2022					9,485	181.77	628,950
Frederic G. Hammond	N/A	142,500	285,000	285,000
	9/1/2021				6,966			1,012,508
	9/1/2021					8,006	145.35	370,117
	10/10/2021				3,540			562,400
(1) Consists of performance-based cash incentive bonus awards under the 2022 Executive Plan. Actual amounts of awards are set forth in the summary compensation table above to the extent they have been determined and paid as of the date of filing of this Proxy Statement.

(2) Represents restricted stock units granted under the 2016 Equity Incentive Plan. For additional information regarding vesting of these awards, see “Compensation Discussion and Analysis-Reasons for Providing and Manner of Structuring the Key Compensation Elements-Equity Compensation” on page 36.

(3) Represents stock options granted under the 2016 Equity Incentive Plan. For additional information regarding vesting of these awards, see “Compensation Discussion and Analysis-Reasons for Providing and Manner of Structuring the Key Compensation Elements-Equity Compensation” on page 36.
(4) Amounts shown represent grant date fair value computed in accordance with ASC Topic 718, with respect to RSUs and stock options granted to the named executive officers. Pursuant to SEC rules, the amounts shown disregard the impact of estimated forfeitures related to service-based vesting conditions. Each stock option was granted with an exercise price equal to the fair market value of our common stock on the grant date. For a description of the assumptions relating to our valuations of the RSUs and stock options, see note 14 to the consolidated financial statements included in our Annual Report on Form 10-KT for fiscal 2022, filed with the SEC on August 25, 2022.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth certain information as to unexercised options and stock awards held at the end of fiscal 2022 by the named executive officers.

Outstanding Equity Awards at Fiscal Year End

Option Awards	Stock Awards

Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($/Share)(1)	Option Expiration Date (2)	Number of Shares or Units that have not Vested (#)	Market Value of shares or Units of stock that have not vested ($)(3)
Antonio J. Pietri	62,755	0 (4)	$49.81	8/2/2025	0 (4)	0
	76,764	0 (5)	$51.03	8/31/2026	0 (5)	0
	62,887	0 (6)	$70.99	8/31/2027	0 (6)	0
	42,908	0 (7)	$129.48	9/3/2028	0 (7)	0
	29,904	9,973 (8)	$149.50	9/2/2029	7,776 (8)	1,428,296
	28,141	36,190 (9)	$146.48	12/27/2030	17,859 (9)	3,280,341
	14,736	44,220 (11)	$145.35	8/31/2031	23,816 (11)	4,374,523
	4,679	70,127 (14)	$193.49	5/31/2032	37,793 (14)	6,941,818

Chantelle Breithaupt	5,913	13,026 (10)	$167.03	3/21/2031	6,291 (10)	1,155,531
	4,873	14,640 (11)	$145.35	8/31/2031	7,883 (11)	1,447,949
					3,010 (12)	552,877

Manish Chawla	0	9,485 (15)	$181.77	4/17/2032	8,253 (13)	1,515,911

Frederic G. Hammond	6,435	0 (7)	$129.48	9/3/2028	0 (7)	0
	4,812	951 (8)	$149.50	9/2/2029	1,255 (8)	230,518
	3,437	4,439 (9)	$146.48	12/27/2030	3,456 (9)	634,798
	1,996	6,010 (11)	$145.35	8/31/2031	5,228 (11)	960,279
					2,656 (12)	487,854

(1) Each option has an exercise price equal to the fair market value of our common stock (or, in the case of awards granted by Heritage AspenTech, the fair market value of Heritage AspenTech common stock) at the time of grant based on the market closing price of our stock on the trading day prior to the grant date. Awards and exercise prices outstanding prior to the Closing of the Emerson Transactions were adjusted in connection with the Emerson Transactions and the reported numbers are on an as-adjusted basis.
(2) The expiration date of each option occurs ten years after the grant of such option.
(3) The closing price of our common stock on the Nasdaq Global Select Market on June 30, 2022 was $183.68.
(4) These options and stock awards were granted by Heritage AspenTech on August 3, 2015. The shares underlying these options and stock awards vest in 16 equal quarterly installments, commencing on September 30, 2015 and continuing on the last business day of each successive quarter thereafter, subject to the holder’s continued service with us.
(5) These options and stock awards were granted by Heritage AspenTech on September 1, 2016. The shares underlying these options and stock awards vest in 16 equal quarterly installments, commencing on September 30, 2016 and continuing on the last business day of each successive quarter thereafter, subject to the holder’s continued service with us.
(6) These options and stock awards were granted by Heritage AspenTech on September 1, 2017. The shares underlying these options and stock awards vest in 16 equal quarterly installments, commencing on September 30, 2017 and continuing on the last business day of each successive quarter thereafter, subject to the holder’s continued service with us.
(7) These options and stock awards were granted by Heritage AspenTech on September 4, 2018. The shares underlying these options and stock awards vest in 16 equal quarterly installments, commencing on September 29, 2018 and continuing on the last business day of each successive quarter thereafter, subject to the holder’s continued service with us.
(8) These options and stock awards were granted by Heritage AspenTech on September 3, 2019. The shares underlying these options and stock awards vest in 16 equal quarterly installments, commencing on September 30, 2019 and continuing on the last business day of each successive quarter thereafter, subject to the holder’s continued service with us.
(9) These options and stock awards were granted by Heritage AspenTech on December 28, 2020. The shares underlying these options and stock awards vest in 16 equal quarterly installments, commencing on December 31, 2020 and continuing on the last business day of each successive quarter thereafter, subject to the holder’s continued service with us.
(10) These options and stock awards were granted by Heritage AspenTech on March 22, 2021. The shares underlying these options and stock awards vest in 16 equal quarterly installments, commencing on June 30, 2021 and continuing on the last business day of each successive quarter thereafter, subject to the holder’s continued service with us.

(11) These options and stock awards were granted by Heritage AspenTech on September 1, 2021. The shares underlying these options and stock awards vest in 16 equal quarterly installments, commencing on September 30, 2021 and continuing on the last business day of each successive quarter thereafter, subject to the holder's continued service with us.
(12) This stock award was granted by Heritage AspenTech on October 10, 2021. The shares underlying this stock award vests as to 25% upon the close of the Emerson transaction and the remaining 75% will vest on the first day of the 18 month following the close of the transaction.
(13) These options and stock awards were granted by Heritage AspenTech on April 18, 2022. The shares underlying these options and stock awards vest in 16 equal quarterly installments, commencing on September 30, 2022 and continuing on the last business day of each successive quarter thereafter, subject to the holder's continued service with us.

(14) These options and stock awards were granted by us on June 1, 2022. The shares underlying these options and stock awards vest in 16 equal quarterly installments, commencing on June 30, 2022 and continuing on the last business day of each successive quarter thereafter, subject to the holder’s continued service with us.

Option Exercises and Stock Vested in 2022
The table below details options that were exercised by our named executive officers during fiscal 2022 and shares of common stock that vested during fiscal 2022 under RSUs held by those named executive officers. This table also includes the value of Heritage AspenTech options that were exercised by our named executive officers and shares of Heritage AspenTech common stock that vested under RSUs, in each case during the Heritage AspenTech fiscal year 2022 prior to consummation of the Emerson Transactions.

Option Exercises and Stock Vested in Fiscal 2022

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)
Antonio J. Pietri	--	--	34,863	6,048,483

Chantelle Breithaupt	--	--	5,913	1,030,707

Manish Chawla	--	--	--	--

Frederic G. Hammond	--	--	6,723	1,167,104

(1) With respect to shares acquired upon vesting of RSUs, each named executive officer elected to have shares withheld to pay associated income taxes. The number of shares reported represents the gross number prior to withholding of such shares. The net shares received upon vesting are as follows: Antonio J. Pietri, 20,054; Chantelle Breithaupt, 3,733: and Frederic G. Hammond, 4,313.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides certain information with respect to all of the Company’s equity compensation plans in effect as of the end of fiscal 2022.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (#) (1)	Weighted-average exercise price of outstanding options, warrants and rights ($/Share)	Number of securities remaining available for future issuance under equity compensation plans (#) (2)
Equity compensation plans approved by security holders	1,175,853	120.03	4,551,523
Equity compensation plans not approved by security holders	--	--	--
Total	1,175,853	120.03	4,551,523

(1) Includes (i) 637,695 outstanding stock options from the Heritage AspenTech 2010 Equity Incentive Plan and 462,113 outstanding stock options from the Heritage AspenTech 2016 Equity Incentive Plan, which were assumed in connection with the Emerson Transactions and (ii) 76,045 outstanding stock options from our 2022 Equity Incentive Plan.
(2) Includes 4,372,441 shares available for issuance under our 2022 Equity Incentive Plan and 179,082 shares available for issuance under our 2022 Employee Stock Purchase Plan.

CEO Pay Ratio
Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, the SEC adopted a rule requiring the annual disclosure of the ratio of the median employee’s total annual compensation to the total annual compensation of the CEO. For fiscal 2022 (based on the Heritage AspenTech fiscal year from July 1, 2022 through June 30, 2022), our CEO pay ratio was determined to be as follows.
•The median of the annual total compensation of all Heritage AspenTech employees (other than our CEO) was $110,126.
•The CEO’s total annual compensation, as reported in the Summary Compensation Table in this Proxy Statement (based on the Heritage AspenTech fiscal year from July 1, 2022 through June 30, 2022), was approximately 206 times that of our median employee. As discussed under “June 2022 CEO Equity Awards”, following consummation of the Emerson Transactions, an additional equity award was granted to the CEO in June 2022 in lieu of an annual program grant award for fiscal 2023. Excluding the June 2022 award, the CEO’s total annual compensation would have been $8,769,006 and approximately 80 times that of our median employee.

To determine the median of the annual total compensation of our employees, we applied the following methodology and assumptions.
•We selected the last day of our fiscal year, June 30, 2022, to establish the employee population.
•As of June 30, 2022, we had 1,969 employees, of whom 865 were located in the United States. This excludes 1,626 employees of the Emerson-related businesses who were transferred to us in connection with the Emerson Transactions.
•We used payroll and equity plan records over the twelve-month period beginning on July 1, 2021 and ending on June 30, 2022. In examining the records of our employees, if the employees were employees of Heritage AspenTech prior to the Emerson Transactions, the payroll and equity plan records of

Heritage AspenTech for the applicable period were added to our payroll and equity plan records for such employees’ compensation following the Emerson Transactions Closing. The components of annual compensation which were consistently applied to determine the median employee included: base salary, sales commissions, bonuses earned for fiscal year 2022, the grant date fair value of stock awards and other compensation granted in fiscal 2022.
•For employees who began employment with Heritage AspenTech during the fiscal year, target annual sales commissions and annualized base salaries and bonuses were used for the calculation.
•Foreign exchange rates were translated to the U.S. dollar equivalent based on rates as of June 30, 2022.
•No other adjustments were made.

This ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. Other companies may use methodologies, exclusions, estimates and assumptions in calculating their pay ratios that are different from ours.

EMPLOYMENT AND CHANGE IN CONTROL AGREEMENTS

We have entered into Amended and Restated Executive Retention Agreements, or Amended Agreements, with each of our named executive officers.
Pursuant to the terms of each Amended Agreement with any such executive, if the executive’s employment expires without cause or the executive resigns for good reason (which includes constructive termination, relocation, a reduction in salary or benefits, our failure to obtain an agreement from any of our successors to assume the executive’s Amended Agreement, any material breach by us of the executive’s Amended Agreement, and our failure to pay benefits when due) within 12 months following a change in control (which includes the Closing of the Emerson Transactions), then the executive will be entitled to receive the following, subject to his or her execution and non-revocation of a release of claims:

•	the executive’s base salary and any accrued vacation pay through the date of termination, in each case to the extent not already paid, payable in one lump sum;

•	an amount equal to the sum of (i) the executive’s annual base salary then in effect (or, for Mr. Pietri 1.5 times his annual base salary then in effect) and (ii) the higher of the executive’s target bonus for (a) the then-prior fiscal year and (b) the then-current fiscal year, payable in one lump sum;

•	an amount equal to 12 times (or, for Mr. Pietri, 18 times) the excess of (a) the monthly premium payable by former employees for continued coverage under COBRA for the same level of coverage, including dependents, provided to the executive under our group health benefit plans in which the executive participates immediately prior to termination over (b) the monthly premium paid by active employees for the same coverage immediately prior to termination, payable in one lump sum;

•	an amount equal to the cost to the executive of providing life, disability and accident insurance benefits, for a period of 12 months (or, for Mr. Pietri, a period of 18 months) payable in a lump sum;

•	to the extent not already paid, any other amounts due to the executive under any other plan, program, policy or agreement, payable in one lump sum; and

•	full vesting of (a) all stock options then held by the executive, which options may be exercised by the executive for a period of 12 months (or, for Mr. Pietri, 18 months) following the date of termination (subject to the original expiration date of such options), and (b) all RSUs then held by the executive, provided that vesting for awards that are subject to performance conditions will be based on assumed performance at the greater of (i) target level and (ii) the level of performance achieved immediately prior to termination, as determined by the Board; and

•	outplacement services through one or more firms of the executive’s choosing, up to an aggregate amount of $45,000, which services will extend until the earlier of (a) 12 months (or, for Mr. Pietri, 18 months) following the date of termination, and (b) the date the executive secures full-time employment.
Each Amended Agreement with an executive provides that in the event the total payments or distributions received by the executive relating to termination of employment are subject to excise tax imposed by Section 4999 of the Code, the payments or distributions will be reduced to the extent such reduction will result in the executive retaining a larger amount, on an after-tax basis, than if the executive had received all of the payments or distributions in full, in each case first reducing or eliminating the portion of the payments that are not payable in cash and then by reducing or eliminating cash payments.
As noted above, the Closing of the Emerson Transactions constituted a change in control for purposes of each Amended Agreement. Accordingly, unless otherwise extended, renewed or replaced, each of the Amended Agreements will expire upon the 24-month anniversary (in the case of our Chief Executive Officer) or 12-month anniversary (in the case of each of our other named executive officers) of the Closing of the Emerson Transactions.

Potential Payments Upon Termination or Change in Control
The following table sets forth estimated compensation, if any, that would have been payable to each of our named executive officers as severance or upon a change in control of our company under three scenarios, assuming the termination triggering severance payments or a change in control took place on June 30, 2022.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL TABLE

Name	Cash Payment ($)(1)	Accelerated Vesting of Stock Options ($)(2)	Accelerated Vesting of Restricted Stock Units ($)(3)	Welfare Benefits ($)(4)	Outplacement ($)(5)	Total ($)

Antonio J. Pietri
● Termination without cause not related to a change in control	1,728,976	--	--	33,162	45,000	1,807,138
● Change in control only	--	--	--	--	--	--
● Termination without cause or by the executive for good reason following change in control	1,728,976	3,382,098	16,024,978	33,162	45,000	21,214,213

Chantelle Breithaupt
● Termination without cause not related to a change in control	725,567	--	--	22,108	45,000	792,675
● Change in control only	--	--	--	--	--	--
● Termination without cause or by the executive for good reason following change in control	725,567	1,015,238	3,156,357	22,108	45,000	4,964,270

Manish Chawla
● Termination without cause not related to a change in control	800,567	--	--	3,997	45,000	849,564
● Change in control only	--	--	--	--	--	--
● Termination without cause or by the executive for good reason following change in control	800,567	1,142,279	1,515,911	3,997	45,000	3,507,754

Frederic G. Hammond
● Termination without cause not related to a change in control	660,390	--	--	18,505	45,000	723,895
● Change in control only	--	--	--	--	--	--
● Termination without cause or by the executive for good reason following change in control	660,390	427,999	2,313,450	18,505	45,000	3,465,344
(1) Amounts shown reflect payments based on salary and bonus as well as payment of estimated cost of life, disability and accident insurance benefits during the agreement period.
(2) Amounts shown represent the value of stock options upon the applicable triggering event described in the first column. The value of stock options is based on the difference between the exercise price of the options and a hypothetical price of $183.68, which was the closing price of the common stock on Nasdaq on the last trading day of fiscal 2022, June 30, 2022.
(3) Amounts shown represent the value of RSUs upon the applicable triggering event described in the first column, based on the closing price of the common stock on Nasdaq on the last trading day of fiscal 2022, June 30, 2022.
(4) Amounts shown represent the estimated cost of providing employment-related benefits during the agreement period.
(5) Amounts shown represent the maximum value of outplacement benefits.

INFORMATION REGARDING THE BOARD AND CORPORATE GOVERNANCE

We believe a well-run company has independent oversight of its strategic execution and sound corporate governance. This section provides further information regarding the Board and the independence of our directors and describes key corporate governance guidelines and practices that we have adopted.
Corporate Governance Highlights

•    One class of directors (unlike the Heritage AspenTech Board)
•    Recommending an annual say on pay vote
•    Stock ownership guidelines for named executive officers and non-employee directors
•    Anti-hedging policy for executives
•    Senior executive succession planning
•    Over 77% of directors are independent despite being a controlled company
•    Separate board chair and CEO roles
•    Independent board chair
•    Code of Business Conduct and Ethics for directors, officers and employees
•    Risk oversight by full board and committees
•    Directors attended at least 75% of meetings of the board in fiscal 2022
•    Committee authority to retain independent advisors
•    Regular executive sessions of independent directors
•    Annual ESG Report
Independence of the Board
The rules of the Nasdaq Stock Market LLC (“Nasdaq”) generally require that a majority of the members of a listed company’s board of directors be independent. In addition, the Nasdaq rules generally require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating committees be independent.
Because Emerson controls a majority of our outstanding voting power, we are a “controlled company” under the corporate governance rules of Nasdaq. Therefore, we are not required to have a majority of our Board be independent, nor are we required to have a human capital committee or an independent nominating function. The Stockholders Agreement provides that, for so long as Emerson beneficially owns more than 50% of the outstanding shares of common stock, to the extent permitted by applicable law, if so requested by Emerson, we rely on the “Controlled Company” exemptions to the corporate governance listing standards of Nasdaq. We have been requested to avail ourself of the exemptions from the requirements that (i) the Nominating and Corporate Governance Committee be composed solely of independent directors and (ii) the Human Capital Committee be composed solely of independent directors.
The Board uses the definition of independence established by Nasdaq. Under applicable Nasdaq rules, a director qualifies as an “independent director” if, in the opinion of the Board, he or she does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Board has determined that none of the directors, other than Antonio J. Pietri, our Chief Executive Officer, and Ram R. Krishnan, has any relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director of our company, and that each of these directors therefore is an “independent director” as defined in Nasdaq Listing Rule 5605(a)(2).

Board Leadership Structure
The Board currently has an independent chair, Jill D. Smith, who has the authority, among other things, to determine the place, date and time of Board meetings or stockholder meetings (in the absence of a designation by the Board), chair stockholder meetings and call a special meeting of stockholders. Subject to the Stockholders Agreement, it is our policy under our corporate governance guidelines that the positions of Chief Executive Officer and Board chair shall be held by different individuals, except in unusual circumstances as determined by the Board. We believe that having an independent Board chair can create an environment that is conducive to objective evaluation and oversight of management’s performance, and can increase management accountability and improve the ability of the Board to monitor whether management’s actions are in the best interests of our stockholders. As a result, we believe that having an independent Board chair can enhance the effectiveness of the Board as a whole.
Role of Board in Risk Oversight
One of the key functions of the Board is informed oversight of our risk management process. In carrying out its risk oversight responsibilities, the Board reviews the long- and short-term internal and external risks facing the Company through its participation in long-range strategic planning, and ongoing reports from various Board standing committees that address risks inherent in their respective areas of oversight. On a regular basis, key risks, status of mitigation activities and potential new or emerging risks are discussed with senior management and further addressed with our Audit Committee and Board, as necessary. On an ongoing basis, the Board and management identify key long and short term risks, assess their potential impact and likelihood, and, where appropriate, implement operational measures and controls or purchase insurance coverage in order to help ensure adequate risk mitigation.
As set forth in its charter, our Audit Committee oversees the guidelines and policies that govern the process by which management assesses and manages the Company’s exposure to risk and the steps management has taken to monitor, mitigate and control such exposures. As part of fulfilling these responsibilities, the Audit Committee meets regularly with KPMG LLP, our independent registered public accounting firm, and members of our management, including our Chief Executive Officer and Chief Financial Officer. Our Audit Committee also discusses with KPMG LLP any significant risks or exposures facing the company to the extent that such risks or exposures relate to accounting and financial reporting.
The Audit Committee also reviews and oversees the implementation of our policies and procedures related to cybersecurity risk assessment and management. In addition, the Company encourages timely and accurate reporting to the Audit Committee of any significant cybersecurity incidents or significant vulnerabilities that are unresolved within standard procedures. As part of our risk management programs, the Company provides broad-based and role-specific information security compliance training to employees. Additionally, in an effort to mitigate information security risk, the Company maintains insurance coverage intended to respond to certain risk events and to defray the costs of data security incidents.
As part of the Board’s risk oversight role, our Human Capital Committee reviews and assesses the risks arising from the Company’s employee compensation policies and practices and whether any such risks are reasonably likely to have a material adverse effect on the Company. The Human Capital Committee is responsible under its charter for approving the compensation of our executive officers and periodically reporting to the Board on succession planning for the Chief Executive Officer and for such other executive officers as the Board may request or the Human Capital Committee may otherwise determine to be appropriate. Likewise, our Nominating and Corporate Governance Committee is responsible for supervising the evaluation and preparing an assessment of the Board’s performance, to be discussed with the Board and establishing equity ownership guidelines for Board members, either of which may impact our risk profile from a governance perspective. In performing their risk oversight functions, each committee of the Board has full access to management, as well as the ability to engage outside advisors.
Director Attendance At Board And Stockholder Meetings
The Heritage AspenTech Board met 13 times during fiscal 2022, either in person or by teleconference. Our Board did not meet during fiscal 2022 since the closing of the Emerson Transactions occurred close to the end of fiscal 2022. During fiscal 2022, each director attended at least 75% of meetings of the Board and the committees on which he or she served, held during the portion of the last fiscal year for which he or she was a director or committee member.
We do not have a policy regarding director attendance at our annual meetings of stockholders, but we encourage directors to attend. We have not previously held an annual meeting of stockholders as we were incorporated in late 2021 in connection with the Emerson Transactions.

Board Committees
The Board has established an Audit Committee, a Human Capital Committee and a Nominating and Corporate Governance Committee. The Board has also established an advisory M&A Committee to consider potential strategic transactions. Each of the committees has authority to engage advisors as it deems appropriate to carry out its responsibilities. The Board has adopted a written charter for each of the Audit Committee, the Human Capital Committee, the Nominating and Corporate Governance Committee and the M&A Committee. You can access our current committee charters (other than the M&A Committee Charter) and Code of Business Conduct and Ethics in the “Investor Relations” section of our website located at www.aspentech.com; or by calling us at 781-221-6400; or by writing to our Investor Relations Department at our principal executive offices at 20 Crosby Drive, Bedford, Massachusetts 01730. Neither our website nor its contents are incorporated into this Proxy Statement.
Committee Membership
The membership of each of our directors on the Committees of the Board is included below.

	Audit Committee	Human Capital Committee	Nominating and Corporate Governance Committee	M&A Committee
Patrick M. Antkowiak	•
Robert E. Beauchamp			•
Thomas F. Bogan		• (Chair)		•
Karen M. Golz	• (Chair)
Ram R. Krishnan		•	•	• (Chair)
Antonio J. Pietri
Arlen R. Shenkman	•			•
Jill D. Smith			• (Chair)
Robert M. Whelan, Jr.		•		•

Audit Committee
The AspenTech Audit Committee held two meetings and the Heritage AspenTech Audit Committee met seven times in fiscal 2022. The Board has determined that all the members of the Audit Committee are independent directors as defined under Nasdaq rules, including the independence requirements set forth in Rule 10A-3 under the Securities Exchange Act. The Board has determined that Ms. Golz is an “audit committee financial expert” as defined in applicable SEC rules. The purpose of the Audit Committee is to assist with the Board’s oversight of our accounting and financial reporting processes and the audits of our financial statements. The specific responsibilities of the Audit Committee include assisting the Board with overseeing:
•our accounting and financial reporting processes of and the integrity of our financial statements;
•our systems of internal accounting and financial controls;
•our compliance with legal and regulatory requirements;
•our independent registered public accounting firm’s qualifications and independence;
•the performance of our internal audit function and independent registered public accounting firm;
•the annual independent audit process of our annual financial statements;
•our policies for risk assessment and management;
•our investment management and other treasury policies; and
•our risks related to cybersecurity and monitoring enterprise risk management.

Human Capital Committee
The Human Capital Committee held two meetings in fiscal 2022 and the Heritage AspenTech Compensation Committee held two meetings in fiscal 2022. The Board has determined that all members of the Human Capital Committee, other than Ram R. Krishnan, are independent directors as defined under Nasdaq rules. We are relying on the controlled company exemption under Nasdaq Rule 5615(c). The purpose of the Human Capital Committee is to oversee the Company’s compensation and employee benefit plans and practices, including its executive compensation plans. Specific responsibilities of the Human Capital Committee include:
•the evaluation process for executive officers, including the nature and frequency of the evaluation and the persons subject to the evaluation;
•the review and approval of executive officer compensation (other than our Chief Executive Officer) and of corporate goals and objectives relevant to compensation of the executive officers and the evaluation of each executive officer’s performance in light of such goals and objectives;
•reviewing and making recommendations to the Board with respect to incentive compensation plans and equity-based plans;
•interpreting the terms and granting awards under the Company’s equity-based plans;
•reviewing and discussing compensation related disclosures with management, including producing the compensation committee report on executive officer compensation;
•the periodic review of the levels of equity ownership of executive officers and whether equity ownership guidelines for executive officers and non-employee directors are appropriate;
•the periodic reporting to the Board on succession planning for the Chief Executive Officer and for such other executive officers as the Board may request or the Human Capital Committee may determine;
•the periodic review of our overall executive officer compensation principles and structure;
•reviewing and approving the Company’s peer group;
•reviewing and approving of our human capital management programs, including our diversity, equity and inclusion initiatives;
•the review of risks arising from our employee compensation policies and practices and whether any such risks are reasonably likely to have a material adverse effect; and
•reporting to the Board at least annually regarding Chief Executive Officer compensation.

Under the charter, the Human Capital Committee has the authority to obtain, at the expense of the Company, advice and assistance from compensation consultants and such independent legal, accounting and other advisors as it deems necessary or appropriate to carry out its responsibilities. The Human Capital Committee has the authority to retain, oversee and terminate any compensation consultant.
During the past fiscal year, after taking into consideration the six factors prescribed by the SEC and Nasdaq described above, the Human Capital Committee engaged Willis Towers Watson as a compensation consultant. As part of its engagement, Willis Towers Watson was requested by the Human Capital Committee to develop a comparative peer group of companies and to perform analyses of competitive performance and compensation levels for that group. How the Company engages with Willis Towers Watson is described in the Compensation Discussion and Analysis section.
Nominating and Corporate Governance Committee
The Board has determined that all members of the Nominating and Corporate Governance Committee, other than Ram R. Krishnan, are independent directors as defined under Nasdaq rules. We are relying on the controlled company exemption under Nasdaq Rule 5615(c). The Nominating and Corporate Governance Committee and the Heritage AspenTech Nominating and Corporate Governance Committee did not hold meetings in the nine-month period of fiscal 2022 because governance considerations of the Nominating and Corporate Governance Committee were decided by our Board in connection with the Emerson Transactions. The Nominating and Corporate Governance Committee’s responsibilities include:
•identifying individuals qualified to become Board members;
•recommending to the Board the persons to be nominated by the Board for election as directors at the annual meeting of stockholders and address such matters relating to the nomination process as may be required under federal securities laws;
•developing and maintaining a director succession plan for the Board;
•developing and recommending to the Board a set of corporate governance principles applicable to us;
•reviewing and assessing director independence and making related recommendations to the Board;
•overseeing the evaluation of the Board and standing committees of the Board;
•overseeing our director compensation; and
•developing our ESG strategy, including the review of any social responsibility report we issue.

M&A Committee

    The M&A Committee was formed in May 16, 2022 and held two meetings in fiscal 2022. The M&A Committee’s responsibilities include:
•periodically reviewing the Company’s strategy regarding mergers, acquisitions, investments, dispositions, joint ventures and similar transactions and arrangements with management;
•reviewing transactions proposed by management and presenting the M&A Committee’s findings to the Board; and
•evaluating the execution of, and the financial performance and integration of the businesses and assets related to completed transactions with management.

Director Nomination Process
Stockholders Agreement
Under the Stockholders Agreement, the Nominating and Corporate Governance Committee is required to provide Emerson with the ability to nominate directors which number will depend on the amount of stock owned by Emerson. Pursuant to the Stockholders Agreement, among other things, (i) prior to Third Trigger Date, Emerson has the right to designate a number of director nominees equal to Emerson’s percentage ownership of our common stock multiplied by the total authorized number of directors of the Board, rounded up to the nearest whole person, which number shall not be less than a majority of the Board (until the Second Trigger Date) and (ii) following the Third Trigger Date, Emerson has the right to designate one director nominee. Pursuant to the Stockholders Agreement, in the event that any Emerson Designee who is a member of the Board (an “Emerson Director”), shall cease to serve as a director for any reason, the vacancy resulting therefrom shall be filled by the Board with a substitute Emerson Designee. The Stockholders Agreement also provides that, until the Third Trigger Date, the then-current Chief Executive Officer of the Company, currently Antonio J. Pietri, must be included for nomination at any annual meeting at which directors are elected.
With respect to the Emerson Designees, we are required to cause each such persons to be included in the slate of nominees recommended by the Board to the stockholders for election and use our best efforts to cause the election of each such Emerson Designee, including soliciting proxies in favor of the election of such persons. In the event that any Emerson Designee on the Board ceases to serve as a director for any reason, the resulting vacancy will be filled by the Board with a substitute person designated by Emerson. We must take all actions necessary to facilitate the removal and replacement of any Emerson designated director upon the written request of Emerson.
Other Nominees
With respect to the other nominees for directors to the Board, the Nominating and Corporate Governance Committee is be responsible for (i) identifying individuals qualified to become Board members and (ii) recommending to the Board the persons to be nominated by the Board for election as directors at the annual meeting of stockholders and the persons to be elected by the Board to fill any vacancies on the Board. At this time, the Nominating and Corporate Governance Committee does not have a policy with regard to the consideration of director candidates recommended by stockholders. The Nominating and Corporate Governance Committee believes that it is in the best position to identify, review, evaluate and select qualified candidates for Board membership, based on the comprehensive criteria for Board membership approved by the Board. The Nominating and Corporate Governance Committee may also engage a professional search firm.
Candidates for director nominees shall be reviewed in the context of the current composition of the Board, the operating requirements of the Company, the long-term interests of stockholders and the requirements of the Stockholders Agreement. In conducting this assessment, the Board (or the Nominating and Corporate Governance Committee on behalf of the Board) typically considers (i) diversity, age, skills, and such other factors as it deems appropriate given the current needs of the Board and the Company in order to ensure the Board has a diversity of skills and experience with respect to accounting and finance, management and leadership, vision and strategy, business operations, business judgment, industry knowledge and corporate governance and (ii) the requirements of the Stockholders Agreement. Accordingly, when evaluating candidates for nomination as new directors, the Committee will consider the foregoing factors and seek to identify candidates with a diversity of viewpoints, backgrounds, experiences and other characteristics (including in light of applicable diversity objectives regarding gender, underrepresented communities or otherwise), such as geographic location, nationality, culture, gender, sexual orientation, ethnicity, race and age.
In the event of a vacancy on the Board upon the death, resignation, retirement, disqualification, removal from office or other cause of any director who was not designated by Emerson, the Nominating and Corporate

Governance Committee will have the sole right to fill such vacancy or designate a person for nomination for election to the Board to fill such vacancy in accordance with applicable law. However, until the Third Trigger Date, (i) our then-current Chief Executive Officer must be included for nomination at any annual or special meeting of at which directors are elected and (ii) each designee to the Board (other than Emerson’s Designees and the then-current Chief Executive Officer) must be an independent director and meet all other requirements under applicable law for membership on the Audit Committee of the Board, and one of such designees must also be an “audit committee financial expert” under Item 407(d)(5) of Regulation S-K. The Board shall at all times include at least three independent directors.
Qualifications
The Board believes that candidates for director should have certain minimum qualifications, including being able to read and understand basic financial statements and having the highest personal integrity and ethics. In considering candidates recommended by the Nominating and Corporate Governance Committee or otherwise, the Board considers factors including the following:
•possessing relevant expertise upon which to be able to offer advice and guidance to management;
•having sufficient time to devote to the affairs of the Company;
•having demonstrated excellence in his or her field;
•having the ability to exercise sound business judgment; and
•having the commitment to rigorously represent the long-term interests of the Company’s stockholders.

Subject to the Stockholders Agreement, in nominating candidates, the Nominating and Corporate Governance Committee takes into consideration such factors as it deems appropriate, which factors may include, judgment, skill, diversity, character, experience with businesses and other organizations of comparable size, the interplay of the candidate’s experience with the experience of other Board members, and the extent to which the candidate would be a desirable addition to the Board and any committees of the Board. Accordingly, when evaluating candidates for nomination as new directors, the Nominating and Corporate Governance Committee will consider the foregoing factors as well as other characteristics (including in light of applicable diversity objectives regarding gender, underrepresented communities or otherwise), such as geographic location, nationality, culture, gender, sexual orientation, ethnicity, race and age.
Code of Business Conduct and Ethics
We have adopted a written Code of Business Conduct and Ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions.
We have posted a copy of the Code of Business Conduct and Ethics in the “Investor Relations” section of our website located at www.aspentech.com. We intend to satisfy disclosure requirements regarding amendments to, or waivers from, our code by posting such information on our website.
Anti-Hedging Policies
Our anti-hedging and anti-pledging provisions are covered in our Insider Trading Policy. Under the policy, directors, employees, consultants with access to material nonpublic information and any other individuals designated by our Chief Financial Officer or General Counsel (“Covered Persons”) are prohibited from engaging in transactions to hedge or offset value declines in the value of our securities, such as short selling, put or call options, forward sale or purchase contracts, equity swaps and exchange funds. Covered Persons are also prohibited from pledging our securities as collateral for loans. No Covered Person may purchase our securities “on margin” or pledge our securities as collateral for a loan.

COMMUNICATIONS WITH THE BOARD

The Board will give appropriate attention to written communications that are submitted by stockholders and will respond if and as appropriate. Our Board chair, with the assistance of our general counsel, is primarily responsible for monitoring communications from stockholders and for providing copies or summaries of those communications to the other directors as appropriate.
Communications are forwarded to all directors if the communications relate to important substantive matters and include suggestions or comments that the Board chair or the Nominating and Corporate Governance Committee chair considers to be important for the directors to know. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances, and matters as to which we tend to receive repetitive or duplicative communications.
Stockholders who wish to send communications on any topic to the Board should address such communications to the Board in care of our Secretary at Aspen Technology, Inc., 20 Crosby Drive, Bedford, Massachusetts 01730.

HUMAN CAPITAL COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Human Capital Committee consists of three directors, Ram K. Krishnan, Thomas Bogan and Robert M. Whelan, Jr., none of whom was formerly a Company officer. During fiscal 2022, none of our executive officers has served as a member of either the board of directors or compensation committee of any entity, one or more of whose executive officers served as a member of either the board of directors or compensation committee.
Ram K. Krishnan is the Executive Vice President and Chief Operating Officer of Emerson, the controlling stockholder of the company, since February 2021. In May 2022, the Company entered into a Stockholders Agreement with Emerson, the entity that controls the Company, under which the Company agreed to use its best efforts to elect the Emerson Nominees, which includes, Ram K. Krishnan to the Board subject to Emerson continuing to own certain ownership percentages.

AUDIT COMMITTEE REPORT

The Audit Committee has reviewed and discussed the audited consolidated financial statements of the Company for fiscal 2022 and has discussed these financial statements with the Company’s management and independent registered public accounting firm for fiscal 2022, KPMG LLP.
The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the audit committee concerning independence and has discussed with the independent registered public accounting firm the accounting firm’s independence.
Based on its discussions with management and the independent registered public accounting firm, and its review of the representations and information provided by management and KPMG LLP, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Transition Report on Form 10-KT for the fiscal transition period ended June 30, 2022.
AUDIT COMMITTEE
Karen M. Golz
Arlen R. Shenkman
Patrick M. Antkowiak

The material in this report is not “soliciting material,” is not deemed “filed” with the Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

HUMAN CAPITAL COMMITTEE REPORT

The Human Capital Committee of the Board has reviewed and discussed with management the Compensation Discussion and Analysis portion contained in this Proxy Statement. Based on this review and discussion, the Human Capital Committee has recommended to the Board, and the Board has agreed, that the section entitled “Compensation Discussion and Analysis” as it appears above be included in this Proxy Statement and incorporated by reference into AspenTech’s Transition Report on Form 10-KT for the fiscal transition period ended June 30, 2022.
HUMAN CAPITAL COMMITTEE
Thomas Bogan
Ram R. Krishnan
Robert M. Whelan, Jr.

DIRECTOR COMPENSATION

The following table provides information regarding the compensation paid to our non-employee directors in fiscal 2022. This table includes compensation paid by Heritage AspenTech during the Heritage AspenTech fiscal year 2022 and prior to consummation of the Emerson Transactions.

Compensatory Arrangements with Directors

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
Patrick M. Antkowiak	--	129,987	--	--	129,987
Thomas F. Bogan	--	129,987	--	--	129,987
Karen M. Golz	111,328	94,459	66,972	111,328	384,087
Ram R. Krishnan	--	--	--	--	--
Arlen R. Shenkman	--	129,987	--	--	129,987
Jill D. Smith	99,701	105,411	66,044	99,701	370,857
Robert M. Whelan, Jr.	151,145	--	--	151,145	302,290

(1) This column represents the grant date fair value of restricted stock units for fiscal 2022 in accordance with FASB ASC Topic 718. The grant date fair value of the restricted stock units granted to non-employee directors in fiscal 2022 has been calculated by multiplying the number of units granted by the closing price of our common stock as reported on the Nasdaq Global Select Market on the market day preceding the grant date. The aggregate number of outstanding stock awards held by each of our non-employee directors as of June 30, 2022 was as follows: Mr. Whelan, 0; Ms. Golz, 1,003; Ms. Smith, 743; Mr. Antkowiak, 670, Mr. Bogan, 670 and Mr. Shenkman, 670. The aggregate number of outstanding option awards held by each of our non-employee directors as of June 30, 2021 was as follows: Mr. Whelan, 7,211; Ms. Golz, 1,003; Ms. Smith, 743; Mr. Antkowiak, 0, Mr. Bogan, 0 and Mr. Shenkman, 0.
(2) Amounts shown represent cash payments made to offset the tax liability triggered by the vesting of RSUs.

The table below sets forth the cash and equity compensation for the non-employee members of the Heritage AspenTech Board and Board for fiscal 2022, based upon the compensation program in effect at Heritage AspenTech prior to the Emerson Transactions and the updated compensation program recommended by the Nominating and Corporate Governance Committee and approved by the Board for Board service following the Emerson Transactions.

	FY 2022 Director Compensation Prior to the Emerson Transactions	FY 2022 Director Compensation Following the Emerson Transactions
Cash Retainer	$50,000	$80,000
Annual Equity Award (Value)	$230,000	$240,000

Committee Members
Audit Member Retainer	$20,000	--
Human Capital Member Retainer	$15,000	--
Nominating and Corporate Governance Member Retainer	$10,000	--

Leadership Roles
Board Chair	$75,000	$100,000
Audit Chair	$15,000	$15,000
Human Capital Chair	$15,000	$15,000
Nominating and Corporate Governance Chair	$7,500	$7,500
M&A Committee Chair	--	$15,000

The compensation established for fiscal 2022 reflects our practice of emphasizing equity compensation and not paying meeting fees, which is consistent with the practices of our peer group, and was recommended by our independent compensation consultant, Willis Towers Watson. In addition, following the Emerson Transactions, committee members (other than chairs) no longer receive retainers for committee membership.
The compensation consultant prepares for the review of the Nominating and Corporate Governance Committee a summary of our director compensation relative to our peer group annually and recommends adjustments, if any, for the subsequent fiscal year. The Nominating and Corporate Governance Committee reviewed the recommendations of the independent compensation consultant in making its recommendations to the Board in July with respect to director compensation for the fiscal year. If a director joins the Board after the beginning of a quarter, such director will receive a pro-rated portion of the relevant fees.
Heritage AspenTech’s director compensation policy provided that the cash and annual equity award value for fiscal 2022 was $230,000. 75% of the total equity award value was in the form of RSUs and a cash payment to each individual to offset the tax liability triggered by the vesting of the RSUs, and 25% of the aggregate value was in stock options, measured using the Black-Scholes methodology. Directors serving less than the full year received a grant pro-rated for the time served. On September 1, 2021, the Heritage AspenTech Board granted each of the non-employee directors set forth in the table below fully-vested equity awards to reflect services performed for Heritage AspenTech in fiscal 2021 and on May 12, 2022, the Heritage AspenTech Board granted each of the non-employee directors set forth in the table below fully-vested RSUs to reflect services for the portion of fiscal 2022 that elapsed prior to the Closing of the Emerson Transactions. At the Closing of the Emerson Transactions, each outstanding option and outstanding RSU award of Heritage AspenTech was converted into an option or RSU, respectively, of our common stock based on an exchange ratio determined in accordance with the Transaction Agreement. The Heritage AspenTech Board also provided the cash payments set forth below intended to offset the tax liability triggered by the vesting of RSUs. This practice is consistent with the net settlement treatment for withholding taxes due upon the vesting of RSUs granted to employees.

Heritage AspenTech Fiscal 2022 Equity Awards(1)
	September 1, 2022 Awards (2)		May 12, 2022 Awards (3)
Name	Restricted Stock Units	Non-Qualified Stock Options	Restricted Stock Units	Cash For Taxes ($)
Karen M. Golz	243	429	735	89,606

Jill D. Smith	149	265	735	82,376

Robert M. Whelan, Jr.	1,028	0	735	151,145

(1) All share amounts have been adjusted to reflect the impact on share numbers in connection with the Emerson Transactions.
(2) Represents awards granted to certain members of the Board on September 1, 2022 with respect to services to Heritage AspenTech during Heritage AspenTech’s fiscal year 2021.
(3) Represents awards granted to certain members of the Board on May 12, 2022, immediately prior to consummation of the Emerson Transactions, for services rendered to the Heritage AspenTech Board during fiscal 2022, prorated to reflect the partial fiscal year ending as of the date of the Emerson Transactions.

In May 2022, following consummation of the Emerson Transactions, the following non-employee members of the Board were granted initial awards of RSUs as set forth in the table below. One-third of the RSUs will vest on the first anniversary of the grant date and the remainder will vest in eight equal consecutive quarterly installments beginning on the last business day of the quarter of the first anniversary.

AspenTech Fiscal 2022 Equity Awards
Name	Restricted Stock Units	Cash For Taxes ($)
Patrick M. Antkowiak	670	70,013
Thomas F. Bogan	670	70,013
Karen M. Golz	--	--
Ram R. Krishnan	--	--
Arlen R. Shenkman	670	70,013
Jill D. Smith	--	--
Robert M. Whelan, Jr.	--	--

Following the Emerson Transactions, the Nominating and Corporate Governance Committee (in consultation with Willis Towers Watson, an independent compensation consultant, and the Chief Executive Officer) recommended that the annual equity compensation for non-employee directors be increased to equal $240,000 in value, 100% in the form of RSUs, some of which would be replaced with a cash payment to each individual to offset the tax liability triggered by the vesting of the RSUs. Directors serving less than the full year receive a grant pro-rated for the time served. On September 1, 2022, the Board granted each non-employee director fully-vested equity awards as set forth in the table below and cash payments intended to offset the tax liability triggered by the vesting of RSUs. This practice is consistent with the net settlement treatment for withholding taxes due upon the vesting of RSUs granted to employees. Except as otherwise described below, the amounts in the table below reflect a prorated award for services provided in fiscal 2022 following the Closing of the Emerson Transactions.

Fiscal 2023 Equity Awards
Name(1)	Restricted Stock Units	Cash For Taxes ($)
Patrick M. Antkowiak	90	10,635
Robert E. Beauchamp(2)	727	69,940
Thomas F. Bogan	90	10,635
Karen M. Golz	90	10,635
Arlen R. Shenkman	90	10,635
Jill D. Smith	90	10,635
Robert M. Whelan, Jr.	90	10,635

(1) Mr. Krishnan did not receive any equity awards.
(2) Mr. Beauchamp joined the Board in July 2022 and received an initial grant of RSUs upon his appointment in July 2022. One-third of the RSUs will vest on the first anniversary of grant and the remainder will vest in 8 equal quarterly installments thereafter.

Director Stock Ownership Guidelines
We maintain stock ownership guidelines requiring each of our non-employee directors to own our stock (including long shares as well as the net value of vested, unexercised stock options) with a value of at least three times the director's annual cash retainer. New directors have five years from the date that they become directors to reach the applicable ownership threshold. As of the record date, all of our non-employee directors are in compliance with our stock ownership guidelines.

RELATED-PARTY TRANSACTIONS

Related-Party Policy and Procedures
In connection with the Closing of the Emerson Transactions, we adopted a Related Person Transaction Policy that sets forth the Company’s policies and procedures regarding the identification, review, consideration and approval of related party transactions. The policy governs any transaction between us or any of our subsidiaries, on the one hand, and any member of Emerson and its subsidiaries or, solely in their capacity as such, any director, officer, employee or “associate” (as defined in Rule 12b-2 promulgated under the Exchange Act) of Emerson or its subsidiaries, on the other hand.
Until the Third Trigger Date, the Related Party Transactions Policy, as set forth in the Stockholders Agreement, requires approval by an ad-hoc committee consisting of independent directors designated by a majority of independent directors of the Board (an “RPT Committee”) for the following actions, among others and subject to certain exceptions: (i) any payment involving (a) $25 million or more of assets or business being sold or (b) $5 million or more on an annual basis with respect to commercial agreements and (c) $5 million or more with respect to any other transaction, (ii) any material amendments to, or material modifications or terminations (other than as a result of expiration or non-renewal) of, or material waivers, material consents or material elections under any previously approved Related Party Transactions, (iii) any Related Party Transaction for which a member of Emerson or its subsidiaries requests approval from an RPT Committee and (iv) any matter under the Stockholders Agreement which expressly requires approval from an RPT Committee (including material amendments of, or waivers of our rights under, the Stockholders Agreement).

Certain Related-Party Transactions
The following discussion relates to types of transactions involving our company and any of our executive officers, directors, director nominees or five percent stockholders, each of which is considered a “related party.” For purposes of this discussion, a “related-party transaction” is a transaction, arrangement or relationship:
•in which we participate;
◦
•that involves an amount in excess of $120,000; and
•in which a related party has a direct or indirect material interest.

Stockholders Agreement. In connection with the Closing of the Emerson Transactions, we entered into a number of intercompany agreements with Emerson, including a Stockholders Agreement which sets forth, among other things, the right of Emerson to nominate directors to the Board (as described above), the right of Emerson to nominate the Board chair, the composition of our committees, certain consent rights of Emerson to certain material actions of the Company and consent rights with respect to modifications or changes to the business strategy of the Company.

Registration Rights Agreement. In connection with the Closing of the Emerson Transactions, we entered into a Registration Rights Agreement with Emerson that grants Emerson certain market registration rights, including, demand registration rights and piggyback registration rights, with respect to its registrable securities. We have agreed to pay out-of-pocket fees and expenses in connection with such registration, subject to certain exceptions.

Tax Matters Agreement. The Tax Matters Agreement governs the rights and obligations that we and Emerson have with respect to taxes of AspenTech and certain Emerson subsidiaries. In addition, under the terms of the agreement, we agreed to indemnify Emerson and its affiliates against any and all tax-related liabilities incurred by them relating to the Emerson Transactions and certain related business reorganizations to the extent caused by any action by us. Since the beginning of fiscal 2022, we have not made any payments to Emerson under the terms of the Tax Matters Agreement.

Transition Services Agreement. At the Closing of the Emerson Transactions, we entered into a Transition Services Agreement for the provision of certain transitionary services by Emerson to us, including information technology, human resources and other specified services, as well as access to certain of Emerson’s existing facilities. Services are generally provided at a base monthly service fee per service which will not increase during the initial term; however, Emerson is permitted to increase a given service fee in the event that Emerson’s direct costs of providing such a service increase. Since the beginning of fiscal 2022, we paid approximately $3.4 million in service fees. The initial term of the Transition Services Agreement is twelve months from the Closing of the Emerson Transactions.

Commercial Agreement. We entered into a Commercial Agreement at the Closing of the Emerson Transactions pursuant to which we granted Fisher-Rosemount Systems, Inc., a wholly-owned subsidiary of Emerson (“Emerson Automation Solutions Subsidiary”), the right to distribute, on a non-exclusive basis, certain (i) existing AspenTech products, (ii) existing Emerson products transferred to us pursuant to the Transaction Agreement and (iii) future products as mutually agreed upon by the parties during the term of the Commercial Agreement, in each case, to end-users through Emerson Automation Solutions Subsidiary acting as an agent, reseller, or original equipment manufacturer. When acting as our agent, Emerson Automation Solutions Subsidiary will receive a commission for all license orders sourced by Emerson Automation Solutions Subsidiary and closed by us, and for which we are the licensor of the applicable product to the applicable end-user, based on a percentage of all amounts paid by the applicable customer to us in connection with such order. When acting as our reseller, a discount from our standard pricing will be applied to license fees payable by Emerson Automation Solutions Subsidiary to us for license orders for which Emerson Automation Solutions Subsidiary is the licensor of the applicable product to the applicable end-user. Additionally, when acting as an original equipment manufacturer on our behalf, Emerson Automation Solutions Subsidiary will be permitted to embed the products in Emerson Automation Solutions Subsidiary products and sell such combined products as part of Emerson Automation Solutions Subsidiary’s own solutions, subject to certain fees to be determined on a product-by-product basis, subject to a discount from our standard pricing. In fiscal 2022, we did not make any payments to the Emerson Automation Solutions Subsidiary.

Indemnification

The Company provides indemnification for its directors and officers so that they will be free from undue concern about personal liability in connection with their service to the Company. Under the Company’s bylaws, the Company is required to indemnify its directors and officers to the extent not prohibited under Delaware law. The Company has also entered into indemnity agreements with its directors. These agreements provide, among other things, that the Company will indemnify the director, under the circumstances and to the extent provided for in the agreement, for expenses and liabilities he or she may be required to pay due to the indemnitee’s corporate status to the fullest extent permitted under Delaware law.

BENEFICIAL OWNERSHIP OF COMMON STOCK

Stock Owned by Directors, Executive Officers and Greater-than-5% Stockholders
The following tables set forth certain information, as of October 17, 2022 with respect to the beneficial ownership of our common stock by:
•    each person or group that we know to be the beneficial owner of more than 5% of the outstanding shares of our common stock;
•    each of our executive officers and directors; and
•    our executive officers and directors as a group.
As of October 17, 2022, a total of 64,531,573 shares of common stock were outstanding. Unless otherwise noted, each person identified possesses, to our knowledge, sole voting and investment power with respect to the shares listed, subject to community property laws where applicable. Shares not outstanding but deemed beneficially owned by virtue of the right of a person to acquire those shares are treated as outstanding only for purposes of determining the number and percent of shares of common stock owned by such person or group. The address of all of our executive officers and directors is in care of Aspen Technology, Inc. at 20 Crosby Drive, Bedford, Massachusetts 01730.

	Beneficial Ownership
	Number of Shares	Percent of Total
>5% Stockholders
Emerson (1)	36,307,514	56%

Directors and Executive Officers
Antonio J. Pietri (2)	429,093	1%
Chantelle Y. Breithaupt (3)	18,671	*
Manish Chawla (4)	2,025	*
Frederic G. Hammond (5)	16,355	*
Patrick M. Antkowiak	90	*
Robert E. Beauchamp	-	-
Thomas F. Bogan	90	*
Karen M. Golz (6)	1,861	*
Ram R. Krishnan	-	-
Arlen R. Shenkman	90	*
Jill D. Smith (7)	1,535	*
Robert M. Whelan, Jr. (8)	21,444	*
Directors and Executive Officers, as a group (14 persons)	491,254	1%

*	Percentage is less than 1% of the total number of outstanding shares of our common stock.
(1) Represents 36,307,514 shares held by EMR Worldwide and beneficially owned by EMR Holdings, Inc. and Emerson. Mr. Krishnan, a director of the Company, is Executive Vice President and Chief Operating Officer of Emerson and, as such, may be deemed to share voting and investment power over all of such shares and, therefore, may be deemed a beneficial owner of such shares. Mr. Krishnan disclaims beneficial ownership of shares held by EMR Worldwide. This information is based on a Schedule 13D filed on May 26, 2022.
(2) Includes 337,651 shares of common stock issuable upon exercise of outstanding stock options held by Mr. Pietri within 60 days of October 17, 2022.

(3) Includes 14,132 shares of common stock issuable upon exercise of outstanding stock options held by Ms. Breithaupt within 60 days of October 17, 2022.
(4) Includes 1,378 shares of common stock issuable upon exercise of outstanding stock options held by Mr. Chawla within 60 days of October 17, 2022.
(5) Includes 12,109 shares of common stock issuable upon exercise of outstanding stock options held by Mr. Hammond within 60 days of October 17, 2022.
(6) Includes 1,098 shares of common stock issuable upon exercise of outstanding stock options held by Ms. Golz within 60 days of October 17, 2022.
(7) Includes 839 shares of common stock issuable upon exercise of outstanding stock options held by Ms. Smith within 60 days of October 17, 2022.
(8) Includes 15,604 shares of common stock issuable upon exercise of outstanding stock options held by Mr. Whelan within 60 days of October 17, 2022.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file initial reports of ownership and reports of changes in ownership with the SEC. These executive officers, directors and 10% stockholders are also required by SEC rules to furnish us with copies of all Section 16(a) reports they file. To our knowledge, based solely on our review of the copies of such forms furnished to us and written representations that no other reports were required, during fiscal 2022, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners were complied with.

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Audit Fees

The following table summarizes the fees of KPMG LLP, our independent registered public accounting firm for fiscal 2022 and fiscal 2021. We were incorporated in October of 2021 in connection with the Emerson Transactions and have engaged KPMG LLP since inception.

Fee Category	Nine Months Ended June 30, 2022(5)	Fiscal 2021

Audit (1)	$4,665,000	$4,357,000
Audit-Related (2)	-	-
Tax fees (3)	-	-
All other fees (4)	17,000	-
	$4,682,000	$4,357,000

(1) “Audit fees” primarily represent the cost for the audit of the Company’s annual financial statements, reviews of quarterly SEC filings and statutory audits at non-U.S. locations. The amounts for 2022 also include fees associated with the review of the registration statement on Form S-4 and other matters related to the acquisition of Heritage AspenTech. Statutory audit fees were $1.1 million and $0.6 million in 2022 and 2021, respectively.
(2) “Audit-Related fees” consist of fees for assurance and related services that were reasonably related to the performance of the audit and review of our financial statements and that are not reported as audit fees.
(3) “Tax fees” consist of fees for tax compliance, tax advice and tax planning services.

(4) “All other fees” consist of all fees for products and services fees other than audit, audit-related and tax services.

(5) Heritage AspenTech, following the Closing of the Emerson Transactions, was merged with our wholly owned subsidiary. Heritage AspenTech’s independent registered public accounting firm prior to the merger was KPMG LLP. Between the start of our fiscal year 2022 and the Closing of the Emerson Transactions, Heritage AspenTech incurred $0.9 million in Audit Fees related to its quarterly SEC reports and Form S-4 filings for the Emerson Transactions, $0.7 million in Audit-related fees relating to due diligence and accounting advisory services relating to the merger, $0.3 million in tax fees related to tax compliance and consulting and $1.2 million in all other fees primarily related to integration advisory services. These fees are not included in the table above as they were incurred prior the Closing of the Emerson Transactions. See Heritage AspenTech’s proxy statement filed with the SEC on December 10, 2021 for a breakdown of 2021 fees incurred by Heritage AspenTech.

All fees described above were pre-approved by the Audit Committee in accordance with the preapproval policy of AspenTech or Heritage AspenTech, as applicable. During fiscal 2022, the Company’s financial audit was conducted by KPMG’s full-time permanent employees.

Audit Committee Pre-Approval Policies And Procedures

The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. The policy provides that the Audit Committee must approve in advance any audit and non-audit services performed by accounting firms serving as our independent registered public accounting firm. The policy permits the Audit Committee to delegate authority to our Board Chair or any other member of the Audit Committee to pre-approve any proposed engagement of our independent registered public accounting firm and report the approval at the next Audit Committee meeting. The policy also permits the Audit Committee to establish and pre-approve specific categories of services specified in the policy such as, among others, additional services necessary to perform an audit or review in connection with an annual audit plan.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
This year, a number of brokers with account holders who are Company stockholders will be “householding” the Company’s proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify your broker, contact Broadridge Financial Solutions, Inc. 51 Mercedes Way, Edgewood, New York 11717; or contact our Secretary at 1-781-221-6400 or at our headquarters at 20 Crosby Drive, Bedford, Massachusetts 01730. Stockholders who currently receive multiple copies of the Notices of Internet Availability of Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS

The Board knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the annual meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.
By Order of the Board of Directors
/s/ Frederic G. Hammond
Senior Vice President, General Counsel and Secretary

October 28, 2022
A COPY OF OUR TRANSITION REPORT ON FORM 10-KT FOR THE FISCAL TRANSITION PERIOD ENDED JUNE 30, 2022, AS FILED WITH THE SEC, IS INCLUDED IN OUR 2022 ANNUAL REPORT TO STOCKHOLDERS, WHICH MAY BE ACCESSED OVER THE INTERNET AS SET FORTH IN THE “NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS” SENT TO OUR STOCKHOLDERS OF RECORD AS OF THE CLOSE OF BUSINESS ON OCTOBER 17, 2022. YOU MAY VIEW AND ALSO DOWNLOAD OUR 2022 ANNUAL REPORT TO STOCKHOLDERS ON OUR WEBSITE AT HTTP://IR.ASPENTECH.COM, AS WELL AS AT WWW.PROXYVOTE.COM. A STOCKHOLDER MAY SUBMIT A WRITTEN REQUEST FOR A COPY OF OUR TRANSITIONAL REPORT ON FORM 10-KT FOR FISCAL TRANSITION PERIOD ENDED JUNE 30, 2022 TO OUR SECRETARY AT ASPEN TECHNOLOGY, INC. AT 20 CROSBY DRIVE, BEDFORD, MASSACHUSETTS 01730.

ASPEN TECHNOLOGY, INC.
20 CROSBY DRIVE
BEDFORD, MA 01730

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on December 14, 2022. Have your notice or proxy card in hand when you access the web site and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on December 14, 2022. Have your notice or proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we may have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Your proxy card must arrive by December 14, 2022.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D92205-P81751

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ASPEN TECHNOLOGY, INC.

The Board of Directors recommends you vote FOR the following:

Nominees:	For	Against	Abstain
1a. Patrick M. Antkowiak	☐	☐	☐
1b. Robert E. Beauchamp	☐	☐	☐
1c. Thomas F. Bogan	☐	☐	☐
1d. Karen M. Golz	☐	☐	☐
1e. Ram R. Krishnan	☐	☐	☐
1f. Antonio J. Pietri	☐	☐	☐
1g. Arlen R. Shenkman	☐	☐	☐
1h. Jill D. Smith	☐	☐	☐
1i. Robert M. Whelan, Jr.	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3:	For	Against	Abstain
2. Ratify the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2023;	☐	☐	☐
3. Approve, on an advisory basis, the compensation of our named executive officers; and	☐	☐	☐

The Board of Directors recommends you vote 1 YEAR on the following proposal:	1 Year	2 Years	3 Years	Abstain
4. Approve, on an advisory basis, the preferred frequency of stockholder advisory votes on the compensation of the company's named executive officers.	☐	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Where there is more than one owner, each should sign. If executed by a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

D92206-P81751

ASPEN TECHNOLOGY, INC.
Proxy Solicited on behalf of the Board of Directors for the Annual Meeting of Stockholders to be held December 15, 2022

The undersigned hereby authorizes and appoints Antonio J. Pietri, Chantelle Breithaupt and Frederic G. Hammond, and each of them, as proxies, each with full power of substitution, to represent and vote all shares of common stock, par value $0.0001 per share, of Aspen Technology, Inc. held of record by the undersigned as of the close of business on October 17, 2022, at the Annual Meeting of Stockholders to be held on Thursday, December 15, 2022 at 9:00 a.m. Eastern Time at the offices of Goodwin Procter LLP, 100 Northern Avenue, Boston, Massachusetts, and at any postponements or adjournments thereof, on all matters that may properly come before said meeting.

If you complete and submit your proxy voting instructions, the individuals named as proxies will follow your instructions. If you are a stockholder of record and you submit proxy voting instructions but do not direct how to vote on each item, the individuals named as proxies will vote as the board of directors recommends on each proposal. If other matters properly come before the meeting that are not specifically set forth on the proxy card and in the proxy statement, the proxies will vote in their discretion.

Continued and to be signed on reverse side